                                                                    EXHIBIT 10.1


                                  $90,000,000
                                CREDIT AGREEMENT


                                     among


                           DELL COMPUTER CORPORATION
                              AND ITS WHOLLY-OWNED
                           SUBSIDIARIES, as Borrowers


                            THE BANKS PARTIES HERETO


                                      and

                                CITIBANK, N.A.,
                                    as Agent

                           Dated as of June 10, 1994

                               TABLE OF CONTENTS

                                                                               Page
                                                                               ----
SECTION 1.         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . .    1

       1.1         Defined Terms  . . . . . . . . . . . . . . . . . . . . . .    1
       1.2         Other Definitional Provisions  . . . . . . . . . . . . . .   17

SECTION 2.         AMOUNT AND TERMS OF REVOLVING CREDIT
                   COMMITMENTS  . . . . . . . . . . . . . . . . . . . . . . .   17

       2.1         Commitments  . . . . . . . . . . . . . . . . . . . . . . .   17
       2.2         Notes  . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       2.3         Procedure for Borrowing Loans  . . . . . . . . . . . . . .   18

SECTION 3.         LETTERS OF CREDIT. . . . . . . . . . . . . . . . . . . . .   19

       3.1         Issuance of Letters of Credit. . . . . . . . . . . . . . .   19
       3.2         Participating Interests in
                      Letters of Credit   . . . . . . . . . . . . . . . . . .   20
       3.3         Procedure for Opening Letters of
                     Credit . . . . . . . . . . . . . . . . . . . . . . . . .   20
       3.4         Payments in Respect of Letters of
                     Credit . . . . . . . . . . . . . . . . . . . . . . . . .   20
       3.5         Letter of Credit Fees  . . . . . . . . . . . . . . . . . .   21
       3.6         Further Assurances . . . . . . . . . . . . . . . . . . . .   21
       3.7         Obligations Absolute . . . . . . . . . . . . . . . . . . .   22
       3.8         Participations . . . . . . . . . . . . . . . . . . . . . .   22
       3.9         Letters of Credit Outstanding on the
                     Termination Date . . . . . . . . . . . . . . . . . . . .   23

SECTION 4.         GENERAL PROVISIONS.  . . . . . . . . . . . . . . . . . . .   23

       4.1         Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
       4.2         Termination or Permanent Reduction
                     of Commitments.  . . . . . . . . . . . . . . . . . . . .   24
       4.3         Optional Prepayments . . . . . . . . . . . . . . . . . . .   24
       4.4         Commitments Exceeded; Mandatory Payments . . . . . . . . .   25
       4.5         Conversion and Continuation Options  . . . . . . . . . . .   25
       4.6         Minimum Amounts of Eurodollar Loans  . . . . . . . . . . .   26
       4.7         Interest Rates and Payment Dates . . . . . . . . . . . . .   26
       4.8         Computation of Interest and Fees . . . . . . . . . . . . .   27
       4.9         Inability to Determine Interest Rate . . . . . . . . . . .   27
       4.10        Pro Rata Treatment and Payments  . . . . . . . . . . . . .   28
       4.11        Illegality . . . . . . . . . . . . . . . . . . . . . . . .   30
       4.12        Requirements of Law; Letter of Credit
                      Reserves  . . . . . . . . . . . . . . . . . . . . . . .   30

                                                                               Page
                                                                               ----
       4.13        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .   33
       4.14        Indemnity  . . . . . . . . . . . . . . . . . . . . . . . .   34
       4.15        Currency Indemnity . . . . . . . . . . . . . . . . . . . .   35
       4.16        Avoidance; Certifications of Amounts Due;
                      Replacement of Banks  . . . . . . . . . . . . . . . . .   36
       4.17        Assignments  . . . . . . . . . . . . . . . . . . . . . . .   37

SECTION 5.         REPRESENTATIONS AND WARRANTIES.  . . . . . . . . . . . . .   37

       5.1         Financial Condition  . . . . . . . . . . . . . . . . . . .   37
       5.2         No Change  . . . . . . . . . . . . . . . . . . . . . . . .   38
       5.3         Corporate or Partnership Existence; Compliance
                      with Law  . . . . . . . . . . . . . . . . . . . . . . .   38
       5.4         Corporate or Partnership Power; Authorization;
                   Enforceable Obligations  . . . . . . . . . . . . . . . . .   38
       5.5         No Legal Bar . . . . . . . . . . . . . . . . . . . . . . .   39
       5.6         No Material Litigation . . . . . . . . . . . . . . . . . .   39
       5.7         No Default . . . . . . . . . . . . . . . . . . . . . . . .   39
       5.8         Ownership of Property; Liens . . . . . . . . . . . . . . .   39
       5.9         Intellectual Property  . . . . . . . . . . . . . . . . . .   39
       5.10        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
       5.11        Federal Regulations  . . . . . . . . . . . . . . . . . . .   40
       5.12        ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
       5.13        Investment Company Act; Other Regulations  . . . . . . . .   41
       5.14        Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .   41
       5.15        Purpose of Loans . . . . . . . . . . . . . . . . . . . . .   41
       5.16        Environmental Matters  . . . . . . . . . . . . . . . . . .   41

SECTION 6.         CONDITIONS PRECEDENT.  . . . . . . . . . . . . . . . . . .   42

       6.1         Conditions to Effectiveness of this
                      Agreement   . . . . . . . . . . . . . . . . . . . . . .   42
       6.2         Conditions to Each Loan and Issuance
                     of Each Letter of Credit . . . . . . . . . . . . . . . .   44
       6.3         Additional Borrowers . . . . . . . . . . . . . . . . . . .   45

SECTION 7.         AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . .   45

       7.1         Financial Statements . . . . . . . . . . . . . . . . . . .   45
       7.2         Certificates; Other Information  . . . . . . . . . . . . .   46
       7.3         Payment of Obligations . . . . . . . . . . . . . . . . . .   47
       7.4         Conduct of Business and Maintenance of
                     Existence  . . . . . . . . . . . . . . . . . . . . . . .   47
       7.5         Maintenance of Property; Insurance . . . . . . . . . . . .   48
       7.6         Inspection of Property; Books and Records;
                     Discussions; Independent Audits  . . . . . . . . . . . .   48
       7.7         Notices  . . . . . . . . . . . . . . . . . . . . . . . . .   48
       7.8         Environmental Laws . . . . . . . . . . . . . . . . . . . .   49
       7.9         Guarantees.  . . . . . . . . . . . . . . . . . . . . . . .   50

                                                                               Page
                                                                               ----
SECTION 8.         NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . .   50

       8.1         Financial Covenants  . . . . . . . . . . . . . . . . . . .   50
       8.2         Limitation on Indebtedness . . . . . . . . . . . . . . . .   51
       8.3         Limitation on Liens  . . . . . . . . . . . . . . . . . . .   53
       8.4         Limitation on Guarantee Obligations  . . . . . . . . . . .   55
       8.5         Limitations on Fundamental Changes . . . . . . . . . . . .   55
       8.6         Limitation on Sale of Assets . . . . . . . . . . . . . . .   56
       8.7         Limitation on Dividends  . . . . . . . . . . . . . . . . .   57
       8.8         Limitation on Investments, Loans and
                      Advances  . . . . . . . . . . . . . . . . . . . . . . .   58
       8.9         Limitation on Optional Payments and
                      Modifications of Debt Instruments   . . . . . . . . . .   59
       8.10        Sale and Leaseback . . . . . . . . . . . . . . . . . . . .   59
       8.11        Changes in Significant Credit Policy or
                      Significant Collection Policy   . . . . . . . . . . . .   60
       8.12        Capital Expenditures . . . . . . . . . . . . . . . . . . .   60
       8.13        Transactions with Affiliates.  . . . . . . . . . . . . . .   60

SECTION 9.         EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . .   60

SECTION 10.        THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . .   64

       10.1        Appointment  . . . . . . . . . . . . . . . . . . . . . . .   64
       10.2        Delegation of Duties . . . . . . . . . . . . . . . . . . .   65
       10.3        Exculpatory Provisions . . . . . . . . . . . . . . . . . .   65
       10.4        Reliance by Agent  . . . . . . . . . . . . . . . . . . . .   65
       10.5        Notice of Default  . . . . . . . . . . . . . . . . . . . .   66
       10.6        Non-Reliance on Agent and Other Banks  . . . . . . . . . .   66
       10.7        Indemnification  . . . . . . . . . . . . . . . . . . . . .   67
       10.8        Agent in Its Individual Capacity . . . . . . . . . . . . .   68
       10.9        Successor Agent  . . . . . . . . . . . . . . . . . . . . .   68

SECTION 11.        THE ISSUING BANK . . . . . . . . . . . . . . . . . . . . .   68

       11.1        The Issuing Banks  . . . . . . . . . . . . . . . . . . . .   68
       11.2        Issuing Bank in Its Individual Capacity  . . . . . . . . .   70

SECTION 12.        MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . .   70

       12.1        Amendments and Waivers . . . . . . . . . . . . . . . . . .   70
       12.2        Notices  . . . . . . . . . . . . . . . . . . . . . . . . .   71
       12.3        No Waiver; Cumulative Remedies . . . . . . . . . . . . . .   72
       12.4        Survival of Representations and Warranties . . . . . . . .   72
       12.5        Payment of Expenses and Taxes; Liability of
                      the Banks   . . . . . . . . . . . . . . . . . . . . . .   72
       12.6        Successors and Assigns; Participations;
                      Purchasing Banks; Additional Lenders  . . . . . . . . .   73
       12.7        Adjustments; Set-off.  . . . . . . . . . . . . . . . . . .   77
       12.8        Counterparts . . . . . . . . . . . . . . . . . . . . . . .   77
       12.9        Severability . . . . . . . . . . . . . . . . . . . . . . .   78
       12.10       Integration  . . . . . . . . . . . . . . . . . . . . . . .   78

                                                                               Page
                                                                               ----
       12.11       Applicability of Covenants . . . . . . . . . . . . . . . .   78
       12.12       GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . .   78
       12.13       Submission To Jurisdiction; Waivers  . . . . . . . . . . .   78
       12.14       Acknowledgements . . . . . . . . . . . . . . . . . . . . .   79
       12.15       WAIVERS OF JURY TRIAL  . . . . . . . . . . . . . . . . . .   79
       12.16       ENTIRE AGREEMENT.  . . . . . . . . . . . . . . . . . . . .   79



SCHEDULES

SCHEDULE I              Banks, Lending Offices and Commitments
SCHEDULE II             Subsidiaries of Dell Computer Corporation
SCHEDULE III            Legal Proceedings
SCHEDULE IV             Indebtedness
SCHEDULE V              Asset Securitization Program


EXHIBITS

EXHIBIT A               Form of Credit Agreement Supplement (Borrower)
EXHIBIT B               Form of Note
EXHIBIT C-1             Form of Company Guarantee
EXHIBIT C-2             Form of Subsidiaries Guarantee
EXHIBIT D               Form of Opinion of Counsel
EXHIBIT E               Form of Commitment Transfer Supplement
EXHIBIT F               Events Subsequent to January 30, 1994

                                CREDIT AGREEMENT


       CREDIT AGREEMENT, dated as of June 10, 1994, among DELL COMPUTER CORPORATION, a Delaware corporation (the "Company"), each Wholly-Owned Subsidiary that becomes a party to this Agreement by executing a copy hereof on the Closing Date or, at any time thereafter, by executing and delivering to the Agent a supplement hereto in the form of Exhibit A (together with the Company, the "Borrowers"; each individually, a "Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (the "Banks"), and Citibank, N.A., a national banking association, as agent for the Banks hereunder (in such capacity, the "Agent"). In consideration of the mutual covenants and agreements contained herein, the Borrowers, the Banks and the Agent hereby agree as set forth herein:


               SECTION 1.  DEFINITIONS

               1.1      Defined Terms.  As used in this Agreement, the
                 following terms shall have the following meanings:

               "Accounts": all "accounts" as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York.

               "Affiliate": with respect to any Person (a) any Person (other than a Subsidiary of the Company or the Company) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or
       (ii) to direct or cause the direction of the management and policies of such Person by contract or otherwise.

               "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

               "Available Commitment": as to any Bank at any time, an amount equal to the excess, if any, of (a) the amount of such Bank's Commitment over (b) such Bank's Commitment Percentage of the aggregate outstanding amount of all Extensions of Credit.

               "Base Rate": at all times, a fluctuating rate per annum equal to the highest of:

                        (i) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as its base rate; or

                        (ii) the sum of (A) 1/2 of one percent per annum plus (B) the rate obtained by dividing (x) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks (such three-week moving average being determined weekly by Citibank, N.A. on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, N.A., in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent), by (y) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirements for Citibank, N.A. in respect of liabilities consisting of or including (among other liabilities) three-month nonpersonal time deposits of at least $100,000, plus (C) the average during such three-week period of the daily net annual assessment rates estimated by Citibank, N.A. for determining the current annual assessment payable by it to the Federal Deposit Insurance Corporation for insuring three-month time deposits in the United States; or

                        (iii) one-half of one percent per annum above the Federal Funds Rate for such day.

               "Base Rate Loans": Loans, the rate of interest applicable to which is based upon the Base Rate.

               "Borrower" or "Borrowers": as defined in the introductory paragraph to this Agreement.

               "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Dallas, Texas are authorized or required by law to close.

               "Capital Expenditure": any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of such Person making such expenditure, including, without limitation, amounts paid or payable for such purpose under any conditional sale or other title retention agreement or under any Financing Lease.

               "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

               "Cash Equivalents": (a) securities issued by the United States Government or by any agency or instrumentality thereof and directly and fully guaranteed or insured by the United States Government, having maturities of not more than 12 months from the date of acquisition, (b) time deposits, banker's acceptances and certificates of deposit having maturities of not more than 12 months from the date of acquisition of
       (i) any Bank or (ii) any domestic or foreign commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (d) below, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a), (b) and (d) entered into with any bank meeting the qualifications specified in clause (b) (i) or (b) (ii) above, (d) any securities, bonds, notes, commercial paper, debentures, investments or other forms of Indebtedness of any Person rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within 270 days after the date of acquisition, and (e) shares of any mutual fund registered under the Investment Company Act of 1940, as amended, which invests solely in underlying securities of the types described in clauses (a) through (d) above.

               "Change In Control": the acquisition by any Person, or two or more Persons acting in concert (other than Michael Dell and other members of management as of the Closing Date), of beneficial ownership (within the meaning of Rule 13d-3, promulgated by the Securities and Exchange Commission and now in effect under the Securities Exchange Act of 1934, as amended) of 50% or more of the issued and outstanding shares of voting stock of the Company.

               "Closing Date": the date on which this Agreement shall have been executed by the parties hereto.

               "Code": the Internal Revenue Code of 1986, as amended from time to time.

               "Commitment": as to any Bank, the obligation of such Bank to make Extensions of Credit to the Borrowers hereunder in an aggregate outstanding amount at any one time not to exceed the amount set forth opposite such Bank's name under the heading "Commitment" on Schedule I.

               "Commitment Percentage": as to any Bank at any time, the percentage of the aggregate Commitments then constituted by such Bank's Commitment.

               "Commitment Period": the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

               "Commitment Transfer Supplement": a commitment transfer supplement substantially in the form of Exhibit E hereto.

               "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

               "Company Guarantee": the Company Guarantee of the Obligations made by the Company in favor of the Banks, substantially in the form of Exhibit C-1, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

               "Consolidated Funded Debt": at any time, the sum of (a) indebtedness for borrowed money (including the current portion thereof) plus (b) the portion of all Financing Leases included on a balance sheet as indebtedness plus (c) all Off-Balance Sheet Financings, plus (d) the undrawn face amount of all letters of credit outstanding except (i) to the extent such letters of credit support obligations counted in clauses
       (a), (b) and (c) above, or (ii) Trade Letters of Credit issued for the account of the Company or its Subsidiaries in the ordinary course of business and having an expiry date occurring not later than 180 days after the date of issuance minus (e) the amount of any such indebtedness to the extent secured by cash, Cash Equivalents or (Near Cash Equivalents), all determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

               "Consolidated Intangibles": at a particular date, all assets of the Company and its Subsidiaries, determined on a consolidated basis at such date, that would be classified as intangible assets in accordance with GAAP, but in any event including, without limitation, unamortized debt discount and expense, unamortized organization and reorganization expense, intellectual property rights, patents, trade or service marks, franchises, trade names, and goodwill.

               "Consolidated Net Income": for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption "net income or loss" (or any like caption) on a consolidated income statement of the Company and its Subsidiaries for such period; provided that there shall be excluded from Consolidated Net Income all items that would be classified under GAAP as "extraordinary gains".

               "Consolidated Net Worth": at a particular date, all amounts which would be included under shareholders' equity on a consolidated balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as at such date.

               "Consolidated Tangible Net Worth": at a particular date, Consolidated Net Worth less Consolidated Intangibles as of such date.

               "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

               "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

               "Dollars" and "$": dollars in lawful currency of the United States of America.

               "Domestic Accounts": Accounts owing from obligors who are residents of the United States of America.

               "Domestic Lending Office": with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in an Assignment or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

               "Domestic Receivables Securitization": as defined in Section 8.6(e).

               "Domestic Subsidiary": any Subsidiary of the Company incorporated or formed in the United States of America.

               "Eligible Assignee": (a) a commercial bank or an affiliate thereof organized under the laws of the United States, or any State thereof, and having total assets in excess of $3,000,000,000 and a combined capital and surplus of at least $150,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $3,000,000,000 and a combined capital and surplus of at least $150,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (c) the central bank of any country which is a member of the OECD.

               "Environmental Laws": any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

               "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

               "Eurocurrency Liabilities": has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

               "Eurodollar Lending Office": with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in an Assignment (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

               "Eurodollar Loan": a Loan which bears interest as provided in
       Section 4.7(a).

               "Eurodollar Margin": .95%, subject to adjustment in accordance with Section 4.7(d).

               "Eurodollar Rate": for the Interest Period for each Eurodollar Loan comprising part of the same Loan, an interest rate per annum equal to the rate per annum at which deposits in U.S. dollars are offered by the principal office of the Agent in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount of the Eurodollar Loan of the Agent comprising part of such Loan to be outstanding during such Interest Period and for a period equal to such Interest Period. The Eurodollar Rate for the Interest Period for each Eurodollar Loan shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent two Business Days before the first day of such Interest Period.

               "Eurodollar Rate Reserve Percentage": of any Bank for the Interest Period for any Eurodollar Loan, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

               "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

               "Exposure":  as defined in Section 12.7.

               "Extension of Credit": the making of, or participation in, any Loan by any Bank and the issuance of, or participation in, any Letter of Credit by an Issuing Bank or any Bank; the "aggregate outstanding amount of all Extensions of Credit" means, at any time of determination thereof, the sum of (a) the unpaid principal amount of all Loans at such time, (b) the aggregate amount available to be drawn under all Letters of Credit outstanding at such time and (c) the aggregate unreimbursed amount at such time of all drawings under Letters of Credit.

               "Federal Funds Rate": for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such transactions received by Citibank, N.A. from three Federal funds brokers of recognized standing selected by it.

               "Financial L/C": a letter of credit under which an Issuing Bank agrees to make payments for the account of a Borrower, which letter of credit serves as a financial guarantee for such Borrower.

               "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

               "Foreign Subsidiary": any Subsidiary of the Company which is organized under the laws of any jurisdiction outside the United States of America.

               "GAAP":  has the meaning specified in Section 1.2.

               "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and continuing obligations of the Company and its Subsidiaries under government contracts entered into in the ordinary course of business.

               "Guarantees": the collective reference to the Company Guarantee and the Subsidiaries Guarantee.

               "Hazardous Materials": any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

               "Immaterial Subsidiary": at any date, any Subsidiary of the Company (i) whose total assets have a current fair market value of less than $500,000, and (ii) whose net income for the immediately preceding 12 months is less than $500,000.

               "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under Financing Leases,
       (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and
       (e) reimbursement obligations owing in respect of letters of credit and, without duplication, the undrawn face amount of all stand-by letters of credit. Indebtedness shall not include Guarantee Obligations or continuing obligations of the Company and its Subsidiaries under government contracts entered into in the ordinary course of business.

               "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

               "Insolvent":  pertaining to a condition of Insolvency.

               "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Base Rate Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

               "Interest Period":  with respect to any Eurodollar Loan:

                        (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by a Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                        (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by a Borrower by notice to the Agent not less than three Working Days prior to the last day of the then current Interest Period with respect thereto;

       provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                        (A) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

                        (B) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date; and

                        (C) any Interest Period pertaining to a Eurodollar Loan that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month.

               "Interest Rate Contracts": interest rate exchange, collar, cap or similar agreements providing interest rate protection, entered into by any Borrower.

               "International Accounts": Accounts owing from obligors who are not residents of the United States of America.

               "International Receivables Securitization":  as defined in
       Section 8.6(f).

               "International Rights": the rights to use the trade names and trademarks of the Company and its Subsidiaries and to merchandise their proprietary goods outside the United States of America and any franchise or similar rights with respect thereto.

               "Investments":  as defined in Section 8.8(b).

               "Issuing Bank": Citibank, N.A., and one of the other Banks designated by the Company from time to time, with the consent of such Bank.

               "L/C Application":  as defined in Section 3.1.

               "L/C Obligations": the obligations of the Borrowers to reimburse an Issuing Bank for any payments made by such Issuing Bank under any Letter of Credit.

               "L/C Participating Interest": an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

               "Letters of Credit": the collective reference to Non-Financial L/Cs and Financial L/Cs issued pursuant to Section 3.1; individually, a "Letter of Credit".

               "Lien": any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

               "Loan": loans made by the Banks on a pro rata basis according to their respective Commitment Percentages pursuant to Section 2.1.

               "Loan Documents": this Agreement, the Notes, any L/C Applications and the Guaranties.

               "Loan Parties": the collective reference to the Borrowers and any other party (other than the Agent, the Issuing Bank or any Bank) from time to time party to this Agreement or the Subsidiaries Guarantee or the Security Agreement.

               "Marketable Securities": (a) securities issued by the United States Government or by any agency or instrumentality thereof, (b) any securities, bonds, notes, debentures, investments or other forms of Indebtedness of any Person rated at least BBB or the equivalent thereof by Standard & Poor's Corporation or Baa or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within 3 years after the date of acquisition and (c) any mutual fund registered under the Investment Company Act of 1940, as amended, which invests solely in underlying securities of the types described in clauses (a) and (b) above.

               "Material Adverse Effect": a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any other Borrower to perform its respective obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Banks thereunder.

               "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a) (3) of ERISA.

               "Near Cash Equivalents": (a) time deposits, banker's acceptances and certificates of deposit having maturities of not more than 12 months from the date of acquisition of any domestic or foreign commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (c) below, (b) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (c) entered into with any bank meeting the qualifications specified in clause (a) above, (c) any securities, bonds, notes, commercial paper, debentures, investments or other forms of Indebtedness of any Person rated A-2 or the equivalent thereof by Standard & Poor's Corporation and P-2 or the equivalent thereof by Moody's Investors Service, Inc., or, if rated only by one such rating agency, rated A-2 or the equivalent thereof by Standard and Poor's Corporation or rated P-2 or the equivalent thereof by Moody's Investors Service, Inc., and in either case maturing within 270 days after the date of acquisition, and (d) any money market fund registered under the Investment Company Act of 1940, as amended, which invests solely in underlying securities of the types described in clauses (a) through (c) above. Near Cash Equivalents shall not include Cash Equivalents.

               "Non-Financial L/C": a letter of credit under which the Issuing Bank agrees to make payments for the account of a Borrower, which letter of credit is not a Financial L/C.

               "Notes":  as defined in Section 2.2.

               "Obligations": the unpaid principal of and interest on the Loans, all unpaid drawings under the Letters of Credit and all interest thereon and all other obligations and liabilities of each of the Loan Parties to the Agent, the Issuing Bank or the Banks, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, any Loan Document, or any other documents given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including without limitation, all reasonable fees and disbursements of counsel to the Agent, the Issuing Bank or any Bank) or otherwise.

               "Off-Balance Sheet Financing": any lease or transaction, financial in nature, not required in accordance with GAAP to be capitalized on a balance sheet of the Person receiving the proceeds thereof.

               "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

               "Participant":  as defined in Section 12.6(b).

               "Participating Bank": with respect to any Letter of Credit, any Bank (other than the Issuing Bank of such Letter of Credit) with respect to its L/C Participating Interest in such Letter of Credit.

               "Payment Sharing Notice": a written notice from any Bank informing the Agent that an Event of Default has occurred and is continuing and directing the Agent to allocate payments thereafter received from the Borrowers in accordance with Section 4.10(d).

               "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

               "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

               "Preferred Stock": the shares of the Series A Convertible Preferred Capital Stock of the Company issued on August 26, 1993.

               "Primary Subsidiaries": the collective reference to Dell International Incorporated, Dell USA Corporation, Dell Direct Sales Corporation, Dell Marketing Corporation, Dell Products Corporation, Dell Products L.P., Dell USA L.P., Dell Direct Sales L.P., Dell Marketing L.P., Dell Gen. P. Corp., and any other Wholly-Owned Subsidiary from time to time whose assets constitute at least 5% of the total assets of the Company and its Subsidiaries taken as a whole.

               "Prior Credit Agreement: that certain Credit Agreement, dated as of June 18, 1993, by and among the Borrowers, the several banks and financial institutions parties thereto, and Citibank, N.A., as agent.

               "Purchasing Banks":  as defined in Section 12.6(c).

               "Receivables Securitization": the collective reference to the Domestic Receivables Securitization and the International Receivables Securitization.

               "Receivables Securitization Termination Event": with respect to the Receivables Securitization or any other securitization of the Accounts of the Company or its Subsidiaries, the occurrence of any event, and the passage of any period of grace related thereto, which causes the purchaser of Accounts pursuant thereto, to terminate the Receivables Securitization or such other securitization.

               "Register":  as defined in Section 12.6(d).

               "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System.

               "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
       Section 4241 of ERISA.

               "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

               "Required Banks": at any time when the Commitments are in effect, Banks whose Commitment Percentages aggregate at least 66-2/3%. At any time after the Commitments are terminated, Banks holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans.

               "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or the partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

               "Responsible Officer": with respect to any matter, the Chief Executive Officer, Chief Financial Officer or Treasurer of the Company or, with respect to financial matters only, the Chief Financial Officer or Treasurer of the Company.

               "Senior Unsecured Notes": the Company's 11% Senior Notes Due August 15, 2000, in the aggregate principal amount of $100,000,000.

               "Significant Collection Policy": the then current policies, practices and procedures of the Company and its Subsidiaries as of the Closing Date governing the billing, subsequent attempt to collect, and write-off of Accounts that could reasonably be expected to have an effect on the amount of collections of Accounts or the timing of the receipt of such collections.

               "Significant Credit Policy": the then current policies, practices and procedures governing the initial and ongoing extension of credit by the Company and its Subsidiaries as of the Closing Date to their customers, the determination of maximum credit limits for its customers, the terms of payment of such credit extensions and all other matters relating to credit policy which could reasonably be expected to have an effect on the collectibility or the time of collection of Accounts.

               "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

               "Subordinated Debt": any unsecured indebtedness of the Company with a maturity beyond the Termination Date subordinated to the prior payment in full of the principal of and interest (including post-petition interest) on the Loans, the L/C Obligations and all other obligations and liabilities of the Company to the Agent, the Issuing Banks and the Banks hereunder on terms and conditions first approved in writing by the Agent.

               "Subsidiaries Guarantee": the Subsidiaries Guarantee in the form of Exhibit C-2 to be executed on or before the Closing Date by each of the Primary Subsidiaries that is a Domestic Subsidiary and each Subsidiary of the Company which is a Borrower, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

               "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

               "Taxes":  as defined in Section 4.13(a).

               "Termination Date":  June 8, 1995.

               "Trade Letters of Credit": a letter of credit under which an issuer agrees to make payments for the account of a Borrower, which letter of credit does not serve as a financial guarantee for such Borrower.

               "Transferee":  as defined in Section 12.6(f).

               "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

               "Uniform Commercial Code": the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

               "Wholly-Owned Subsidiary": any Subsidiary of the Company, the Capital Stock of which is 100% owned beneficially, directly or indirectly, by the Company.

               "Working Day": any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

               1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

               (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

               (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

               (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

               (e) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied with those applied in the preparation of the financial statements delivered pursuant to Section 7.1 ("GAAP"). The Agent and each Borrower agree that if GAAP changes after the Closing Date in a manner which materially affects the substantive provisions of the financial covenants set forth in Section 8.1 but which does not cause or identify a Material Adverse Effect, the Agent and each Borrower shall negotiate in good faith to amend or otherwise modify such covenants, with the consent of the Required Banks, so that the substantive provisions of such covenants under GAAP as then in effect shall be as nearly equivalent as possible to the substantive provisions of such covenants under GAAP as of the Closing Date.


               SECTION 2.  AMOUNT AND TERMS OF REVOLVING CREDIT
                           COMMITMENTS

               2.1 Commitments. (a) Subject to the terms and conditions hereof, each Bank severally agrees to make Loans

("Loans") to each of the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Bank's Commitment. During the Commitment Period each Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof; provided that, after giving effect to any Loans, in no event shall the aggregate outstanding amount of all Extensions of Credit exceed the aggregate amount of the Commitments.

               (b) The Loans may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans, or (iii) a combination thereof, as determined by a Borrower and notified to the Agent in accordance with Sections 2.3 and 4.5; provided that, no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

               (c) The Loans shall mature and shall be due and payable on the Termination Date.

               2.2 Notes. The Loans made by each Bank shall be evidenced by a single promissory note executed and delivered by each of the Borrowers, substantially in the form of Exhibit B hereto with appropriate insertions as to payee, date and principal amount (a "Note"), payable to the order of such Bank and in a principal amount equal to the lesser of (a) the amount of the initial Commitment of such Bank and (b) the aggregate unpaid principal amount of all Loans made by such Bank. Each Bank is hereby authorized to record the Borrower, date, Type and amount of each Loan made by such Bank, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error. The Note shall
(x) be dated the Closing Date, (y) be stated to mature on the Termination Date and (z) provide for the payment of interest in accordance with Section 4.7.

               2.3 Procedure for Borrowing Loans. Each Borrower may borrow under the Commitments during the Commitment Period on any Working Day, if all or any part of the requested Loans are to be initially Eurodollar Loans, or on any Business Day, otherwise, provided that such Borrower shall give the Agent notice (which notice must be received by the Agent prior to 12:00 Noon, New York City time), (a) three Working Days prior to the requested borrowing date, if all or any part of the requested Loans are to be initially Eurodollar Loans, or (b) on a Business Day for Base Rate Loans to be made on that day, specifying (i) the Borrower, (ii) the amount to be borrowed, (iii) the requested borrowing date, (iv) whether the borrowing is to be of Eurodollar Loans, Base Rate Loans, or a combination thereof and (v) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to $2,000,000, or any whole multiple of $100,000 in excess thereof (or, if the then Available Commitments are less than $2,000,000, such lesser amount). Upon receipt of any such notice from a Borrower, the Agent shall promptly, but in any event not later than the end of business on the date the Agent receives such notice from the Borrower, notify each Bank thereof. Each Bank will make the amount of its pro rata share of each borrowing available to the Agent for the account of such Borrower at the office of the Agent specified in Section
12.2 prior to 1:00 P.M., New York City time, on the borrowing date requested by such Borrower in funds immediately available to the Agent; provided that, in the case of borrowings of Base Rate Loans (including, without limitation, any borrowing pursuant to Section 3.4(a)), each Bank shall make the amount of its pro rata share of such borrowing available to the Agent prior to 3:00 P.M., New York City time in funds immediately available to the Agent. Such borrowing will then be made available to such Borrower by the Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.


               SECTION 3.  LETTERS OF CREDIT

               3.1 Issuance of Letters of Credit. (a) Each Borrower may from time to time request an Issuing Bank to issue a Letter of Credit for the account of such Borrower by delivering to such Issuing Bank, with a copy to the Agent at its address specified in Section 12.2, a letter of credit application in such Issuing Bank's then customary form (an "L/C Application") completed to the satisfaction of such Issuing Bank and the Agent, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as such Issuing Bank may reasonably request; provided, however, that the L/C Application shall be revised to eliminate all provisions inconsistent with this Agreement.

               (b) Each Letter of Credit issued hereunder shall, among other things, (i) be in such form requested by a Borrower from an Issuing Bank as shall be acceptable to such Issuing Bank (and the Agent, if such form has not been previously reviewed by the Agent) in its reasonable discretion and (ii) in the case of each Letter of Credit, have an expiry date occurring not later than the earlier of (y) 364 days after the date of issuance of such Letter of Credit and (z) 180 days after the Termination Date, provided, that after giving effect to the issuance of any Letter of Credit, (i) in no event shall the aggregate undrawn amount of all Letters of Credit exceed the lesser of (a) $35,000,000, and (b) (1) the aggregate amount of the Commitments , less
(2) the aggregate unpaid amount of all Loans, and (ii) in no event shall the aggregate amount of all Extensions of Credit exceed the aggregate amount of the Commitments.

               (c) On the date agreed for a Letter of Credit to be issued or amended, the Issuing Bank thereof shall forward a copy thereof via telecopy, with the related L/C Application, to the Agent.

               3.2      Participating Interests in Letters of Credit.
Effective in the case of each Financial L/C and Non-Financial L/C as of the date of the opening thereof, each Issuing Bank agrees to allot and does allot, to itself and each other Bank, and each Bank severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application, an L/C Participating Interest in a percentage equal to such Bank's Commitment Percentage.

               3.3 Procedure for Opening Letters of Credit. The Agent will notify each Bank after the end of each calendar month of any L/C Applications received by the Issuing Banks (and copied to the Agent) during such month. Upon receipt of any L/C Application from a Borrower, the relevant Issuing Bank will process such L/C Application, and the other certificates, documents and other papers delivered to it in connection therewith, in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the relevant Borrower, the Agent, and, after the end of the calendar month in which such Letter of Credit was opened, to the other Banks, provided that no such Letter of Credit shall be issued if the proviso to
Section 2.1(a) would be violated thereby.

               3.4 Payments in Respect of Letters of Credit. (a) Each Borrower agrees forthwith upon demand by the relevant Issuing Bank and otherwise in accordance with the terms of the L/C Application executed by such Borrower relating thereto, to reimburse such Issuing Bank for any payment made by such Issuing Bank under any Letter of Credit issued for such Borrower's account. If at any time such Borrower fails immediately to reimburse such Issuing Bank for such payment made under such Letter of Credit, then the Company shall be deemed to have requested a Loan which is a Base Rate Loan on the date of the aforementioned payment and the Banks (in accordance with their respective Commitment Percentages) shall be required to make such Base Rate Loan in an aggregate amount equal to such Borrower's reimbursement obligation.

               (b) In the event that any Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor forthwith upon demand of such Issuing Bank, and otherwise in accordance with the terms hereof and of the L/C Application relating to such Letter of Credit, such Issuing Bank will promptly notify each other Bank. Forthwith upon its receipt of any such notice, each other Bank will transfer to such Issuing Bank, in immediately available funds, an amount equal to such other Bank's Commitment Percentage of the L/C Obligation arising from such unreimbursed payment. If a Bank does not make available to such Issuing Bank such Bank's pro rata share of such L/C Obligation as provided in the foregoing sentence, such Bank shall be required to pay interest to such Issuing Bank on its pro rata share of such L/C Obligation at the Federal Funds Rate from the date such Bank's payment is due until the date it is received by such Issuing Bank.

               3.5 Letter of Credit Fees. (a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Letters of Credit (other than standard amendment and negotiation fees), each Borrower agrees to pay to the Agent, (i) for the account of the Banks with respect to each Financial L/C, a fee of 3/4 of 1% per annum based on the undrawn face amount thereof determined on a daily basis, such fee to be payable quarterly in arrears, on the last day of March, June, September and December,
(ii) for the account of the Banks with respect to each Non-Financial L/C, a fee of 5/8 of 1% per annum based on the undrawn face amount thereof determined on a daily basis, such fee to be payable quarterly in arrears, on the last day of March, June, September and December, and (iii) for the account of each Issuing Bank in respect thereof, a fee of 1/8 of 1% per annum based on the undrawn face amount thereof determined on a daily basis, each such fee to be payable quarterly in arrears, on the last day of March, June, September and December.

               (b) For purposes of any payment of fees required pursuant to this Section 3.5, the Agent agrees to provide to the Company a statement of any such fees to be so paid by each Borrower; provided that the failure by the Agent to provide the Company with any such invoice shall not relieve any Borrower of its obligation to pay such fees; provided, further, that payment of such fees shall not be considered overdue prior to such invoice being provided.

               3.6 Further Assurances. Each Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by any Issuing Bank more fully to effect the purposes of this Agreement and the issuance of Letters of Credit hereunder.

               3.7 Obligations Absolute. The payment obligations of the Borrowers under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

               (a) the existence of any claim, set-off, defense or other right which any Borrower or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank in respect thereof, the Agent or any Bank, or any other Person, whether in connection with this Agreement, the Loan Documents, the transactions contemplated herein, or any unrelated transaction;

               (b) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect, except to the extent the payment by the relevant Issuing Bank under such Letter of Credit notwithstanding such statement or document constitutes gross negligence or willful misconduct on the part of such Issuing Bank;

               (c) payment by an Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit or is insufficient in any respect, except where such payment constitutes gross negligence or willful misconduct on the part of such Issuing Bank; or

               (d) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of an Issuing Bank.

               3.8 Participations. Each Bank's obligation to purchase participating interests pursuant to Section 3.2 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against any Issuing Bank, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any Borrower; (iv) any breach of this Agreement by any

Borrower or any other Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

               3.9 Letters of Credit Outstanding on the Termination Date. Each Borrower shall use all reasonable efforts to deliver to the Agent on or prior to the Termination Date all outstanding Letters of Credit with an expiry date later than the Termination Date for cancellation by the Agent. If any Borrower is not able to have all such Letters of Credit delivered to the Agent on or prior to the Termination Date, such Borrower shall, prior to 11:00 A.M. (New York City time) on the Termination Date, deposit with the Agent (in addition to all other amounts of principal, interest charges, fees and expenses then owing to the Agent, the relevant Issuing Bank or any Bank hereunder or under any other Loan Document), and grant to the relevant Issuing Bank a first priority perfected Lien in, an amount of cash and/or irrevocable letters of credit (naming the relevant Issuing Bank as beneficiary, issued by financial institutions reasonably satisfactory to such Issuing Bank and otherwise in form and substance reasonably satisfactory to such Issuing Bank) equal to 102% of the amount necessary to pay in full the maximum amount of such Borrower's reimbursement obligations in respect of all such outstanding Letters of Credit (the determination of such maximum amount to assume compliance with all conditions for drawing), any such cash to be deposited in an interest-bearing account. The Agent shall be entitled to use any funds so deposited or obtained pursuant to draws on any letter of credit so delivered to satisfy such Borrower's reimbursement obligations hereunder in respect of any drawing on such outstanding Letters of Credit and any other amounts payable by such Borrower hereunder. After the last such outstanding Letter of Credit shall have either been drawn on in full (and all reimbursement obligations in respect thereof been paid in full) or expired by its terms without being drawn on in full or part, the Agent shall make the funds, and all accrued interest thereon, and/or letters of credit deposited and remaining with the Agent pursuant to this Section 3.9 available to such Borrower. Each Borrower hereby acknowledges that any obligation of the Agent, the Issuing Banks or any Bank hereunder to terminate any Lien in favor of the Agent, the Issuing Banks and the Banks shall not become effective unless and until the Borrowers shall have, in addition to performing all of its other obligations hereunder and under any other Loan Document, performed its obligations under this Section 3.9 in full.


               SECTION 4.  GENERAL PROVISIONS

               4.1 Fees. (a) The Borrowers jointly and severally agree to pay to the Agent for the account of each Bank a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the rate of .3125% per annum on the average daily amount of such Bank's Commitment Percentage of the amount by which (i) the aggregate Commitments during the period for which payment is made exceeds (ii) the aggregate outstanding principal amount of all Loans plus the aggregate amount available to be drawn under all Letters of Credit, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

               (b) The Borrowers jointly and severally agree to pay to the Agent for the account of each Bank a usage fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the rate of .25% per annum on such Bank's Commitment Percentage of the daily average of the aggregate outstanding principal amount of all Loans plus the aggregate amount available to be drawn under all Letters of Credit for each day that the aggregate outstanding principal amount of all Loans plus the aggregate amount available to be drawn under all Letters of Credit exceed fifty percent (50%) of the aggregate Commitments. Such usage fees shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

               (c) On the Closing Date the Company shall pay to the Agent its fee for originating, structuring, processing, administering, approving and closing the transactions contemplated hereby.

               4.2 Termination or Permanent Reduction of Commitments. The Company shall have the right, upon not less than five (5) Business Days' notice to the Agent, to terminate the Commitments or, from time to time, to reduce permanently the amount of such Commitments, provided that no such termination or permanent reduction shall be permitted if, after giving effect thereto and to any payments or prepayments of the Loans made on the effective date thereof, the aggregate amount of Extensions of Credit outstanding would exceed the Commitments then in effect. Any such reduction pursuant to this subsection 4.2 shall be in an amount equal to $5,000,000 or $1,000,000 increments in excess thereof and shall reduce permanently the Commitments then in effect.

               4.3 Optional Prepayments. Each Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon at least one Business Day's notice, in the case of Base Rate Loans, and three

Business Days' notice, in the case of Eurodollar Loans, to the Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Agent shall promptly notify each Bank thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or $100,000 increments in excess thereof and may only be made if, after giving effect thereto, Section 4.6 is not contravened. All prepayments shall be accompanied by the amounts due and owing to each Bank under Section
4.14 as a result of such prepayment.

               4.4      Commitments Exceeded: Mandatory Payments.

               (a) If at any time the aggregate outstanding Extensions of Credit exceed the aggregate Commitments, the Borrowers shall immediately pay or prepay the Loans, without premium or penalty (except as provided in Section 4.14), in an aggregate amount equal to such excess, together with interest thereon accrued to the date of such payment or prepayment and any amounts payable pursuant to paragraph (b) below. Payments made under this Section 4.4(a) shall be applied first to the outstanding Base Rate Loans, second to the outstanding Eurodollar Loans, and third to cash collateralize the Letters of Credit (on terms satisfactory to the Required Banks).

               (b) All prepayments shall be accompanied by the amounts due and owing to each Bank under Section 4.14 as a result of such prepayment.

               4.5 Conversion and Continuation Options. (a) Each Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans, and/or to convert Base Rate Loans to Eurodollar Loans by giving the Agent at least three Business Days' prior notice received prior to 12:00 noon (New York City time) of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Bank thereof. All or any part of outstanding Eurodollar Loans and Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent or the Required Banks have determined that such a conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, Section 4.6 shall not have been contravened and (iii) no Base Rate Loan may be converted into a Eurodollar Loan after the date that is one month or 30 days, respectively, prior to the Termination Date.

               (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving notice to the Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Agent or the Required Banks have determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, Section 4.6 or the proviso to Section 2.1(a) would be contravened or
(iii) after the date that is one month or 30 days prior to, the Termination Date; provided, further, that (x) if such relevant Borrower shall fail to give any required notice as described above in this paragraph, such Loan shall be automatically continued on the same terms and (y) if such continuation is not permitted pursuant to the preceding proviso such Loan shall be automatically converted to a Base Rate Loan on the last day of such then expiring Interest Period.

               4.6 Minimum Amounts of Eurodollar Loans. All conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of such Loans comprising Eurodollar Loans the Interest Periods with respect to which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day) shall be equal to $2,000,000 or a whole multiple of $100,000 in excess thereof.

               4.7 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Loan for such Interest Period plus the relevant Eurodollar Margin.

               (b) Each Base Rate Loan shall bear interest for each day outstanding at a rate per annum equal to the Base Rate, subject to adjustment in accordance with Paragraph (d) of this Section 4.7.

               (c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 4.7 plus 2% or (y) in the case of overdue interest or other amounts, the rate described in paragraph (b) of this Section 4.7 plus 2%, in each case from the fifth Business Day after the date of such non-payment until such amount is paid in full (after as well as before judgment).

               (d) At any time that the senior unsecured long-term Indebtedness of the Company is (i) unrated by Standard & Poors Corporation or by Moody's Investors Service, Inc., or (ii) not rated at least BB- or the equivalent thereof by Standard & Poor's Corporation or Ba3 or the equivalent thereof by Moody's Investors Service, Inc., then during such period the Eurodollar Margin shall be 1.70% and each Base Rate Loan shall bear interest for each day outstanding at a rate per annum equal to the Base Rate plus .75% per annum.

               4.8 Computation of Interest and Fees. (a) Interest on Base Rate Loans shall be calculated on the basis of a 365-(or 366-, as the case may be) day year for the actual days elapsed. Interest on Eurodollar Loans and fees shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Borrowers and the Banks of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate is announced. The Agent shall as soon as practicable notify the Borrowers and the Banks of the amount of each such change in interest rate.

               (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Banks in the absence of manifest error. The Agent shall, at the request of any Borrower, deliver to such Borrower a statement showing the quotations used by the Agent in determining any interest rate pursuant to
Section 4.7(a).

               4.9 Inability to Determine Interest Rate. In the event that prior to the first day of any Interest Period:

               (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

               (b) the Agent shall have received notice from the Required Banks that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans during such Interest Period, the Agent shall give telex, telecopy or telephonic notice thereof to the relevant Borrower(s) and the Banks as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Loans to Eurodollar Loans.

               4.10 Pro Rata Treatment and Payments. (a) Each borrowing (including, without limitation, each borrowing pursuant to Section 3.4(a)) from the Banks hereunder, each payment on account of any of the fees set forth in Sections 4.1(a) and 4.1(b) and any reduction of the Commitments of the Banks shall be made pro rata according to the applicable respective Commitment Percentages of the Banks. Each payment (including each prepayment) on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Banks. All payments (including prepayments) to be made by the Borrowers hereunder and under the Notes, whether on account of principal, interest, unpaid drawings under Letters of Credit, fees or otherwise shall be made without set off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Agent, for the account of the Bank(s) or Issuing Bank(s) entitled thereto, at the Agent's office specified in Section 12.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Bank(s) and Issuing Bank entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on any Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day which is a Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Working Day which is a Business Day.

               (b) Unless the Agent shall have been notified in writing by any Bank prior to a borrowing date for Loans, that such Bank will not make the amount that would constitute its applicable Commitment Percentage of such borrowing (including, without limitation, a borrowing pursuant to Section 3.4(a))
available to the Agent, the Agent may assume that such Bank has made such amount available to the Agent on such borrowing date, and the Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is made available to the Agent (or to the relevant Issuing Bank in respect of borrowings of Base Rate Loans pursuant to
Section 3.4(a)) on a date after such borrowing date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate during such period, times (ii) the amount of such Bank's Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Bank's Commitment Percentage of such borrowing shall have become immediately available to the Agent (or the relevant Issuing Bank, in case of borrowings pursuant to Section 3.4(a)) and the denominator of which is
360. A certificate of the Agent (or the relevant Issuing Bank, in case of borrowings pursuant to Section 3.4(a)) submitted to any Bank with respect to any amounts owing under this Section 4.10 shall be conclusive in the absence of manifest error. If such Bank's Commitment Percentage of such borrowing is not in fact made available to the Agent (or the relevant Issuing Bank, in case of borrowings pursuant to Section 3.4(a)) by such Bank within three Business Days of such borrowing date, the Agent (or the Issuing Bank, in case of borrowings pursuant to Section 3.4(a)) shall be entitled to recover such amount with interest thereon at the rate applicable to such Loans on such borrowing date, on demand, from the relevant Borrower.

               (c) Whenever any payment received by the Agent under this Agreement is insufficient to pay in full all amounts then due and payable to the Agent, the Issuing Bank and the Banks under this Agreement and the Notes, and the Agent has not received a Payment Sharing Notice (or if the Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived), such payment shall be distributed and applied by the Agent and the Banks in the following order: first, to the payment of fees and expenses due and payable to the Agent under and in connection with this Agreement; second, to the payment of all expenses due and payable under Section 12.5, ratably among the Banks in accordance with the aggregate amount of such payments owed to each such Bank; third, to the payment of fees due and payable to the Issuing Banks ratably in accordance with the aggregate amount of fees owed to each such Issuing Bank; fourth, to the payment of fees due and payable under Sections 3.5(a), 4.1(a) and (b) ratably among the Banks in accordance with their applicable Commitment Percentages; fifth, to the payment of interest then due and payable on account of the Loans ratably among the Banks in accordance with the aggregate amount of such interest owed to each such Bank; and sixth, to the payment of the principal amount of the Loans, ratably among the Banks in accordance with the aggregate principal amount owed to each such Bank.

               (d) After the Agent has received a Payment Sharing Notice which remains in effect, all payments received by the Agent under this Agreement or any Note shall be distributed and applied by the Agent and the Banks in the following order: first, to the payment of all amounts described in clauses first through fourth of the foregoing paragraph (c), in the order set forth therein; and second, to the payment of the interest accrued on and the principal amount of all of the Notes and the interest accrued on and all reimbursement Obligations in respect of all of the Letters of Credit, regardless of whether any such amount is then due and payable, ratably among the Banks in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Bank.

               4.11 Illegality. Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Bank hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Bank's outstanding Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion or prepayment of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower or Borrowers shall pay to such Bank such amounts, if any, as may be required pursuant to
Section 4.14.

               4.12 Requirements of Law; Letter of Credit Reserves. (a) In the event that any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

               (i) shall subject any Bank to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof (except for taxes covered by Section 4.13 and changes in the rate of tax on the overall net income of such Bank);

               (ii) shall impose, modify or hold applicable any reserve (including without limitation any Eurodollar Rate Reserve Percentage), special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

               (iii)  shall impose on such Bank any other condition;
and the result of any of the foregoing is to increase the cost to such Bank, by an amount which such Bank reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof then, in any such case, the applicable Borrower or Borrowers shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable. If any Bank becomes entitled to claim any additional amounts pursuant to this Section 4.12, it shall promptly notify the Borrowers, through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this
Section 4.12 submitted by such Bank, through the Agent, to the Borrowers shall be conclusive in the absence of manifest error and the amounts set forth therein shall be payable quarterly on each Interest Payment Date for Base Rate Loans. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

               (b) In the event that any Bank shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Bank's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then from time to time, after submission by such Bank to the Company (with a copy to the Agent) of a written request therefor, the applicable Borrower or Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

               (c) If any change in any law or regulation or in the interpretation or application thereof by any court or other Governmental Authority charged with the administration thereof shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against Letters of Credit issued by any Issuing Bank or (ii) impose on such Issuing Bank any other condition regarding this Agreement or any such Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to such Issuing Bank of issuing or maintaining any such Letter of Credit (which increase in cost shall be the result of such Issuing Bank's reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by such Issuing Bank, the relevant Borrower(s) shall immediately pay to such Issuing Bank, from time to time as specified by such Issuing Bank, additional amounts which shall be sufficient to compensate such Issuing Bank for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Base Rate. A certificate, setting forth in reasonable detail the calculation of the amounts involved, submitted by such Issuing Bank to the relevant Borrower(s) concurrently with any such demand by such Issuing Bank, shall be conclusive, absent manifest error, as to the amount thereof.

               (d) In the event that any change in any law or regulation or in the interpretation or application thereof by any court or other Governmental Authority charged with the administration thereof shall at any time, in the opinion of an Issuing Bank, require that any obligation under any Letter of Credit issued by an Issuing Bank be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Issuing Bank or any corporation controlling such Issuing Bank, and such change in law shall have the effect of reducing the rate of return on such Issuing Bank's or such corporation's capital, as the case may be, as a consequence of such Issuing Bank's obligations under such Letter of Credit to a level below that which such Issuing Bank or such corporation, as the case may be, could have achieved but for such change (taking into account such Issuing Bank's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Issuing Bank to be material, then from time to time following notice by such Issuing Bank to the relevant Borrower(s) of such change, within 15 days after demand by such Issuing Bank, such Borrower(s) shall pay to such Issuing Bank such additional amount or amounts as will compensate such Issuing Bank or such corporation, as the case may be, for such reduction. If such Issuing Bank becomes entitled to claim any additional amounts pursuant to this Section 4.12(d), it shall promptly notify the relevant Borrower(s) of the event by reason of which it has become so entitled. A certificate, in reasonable detail setting forth the calculation of the amounts involved, submitted by such Issuing Bank to the such Borrowers concurrently with any such demand by such Issuing Bank, shall be conclusive, absent manifest error, as to the amount thereof.

               (e) Each Borrower agrees that the provisions of the foregoing paragraphs (c) and (d) and the provisions of each L/C Application providing for reimbursement or payment to an Issuing Bank in the event of the imposition or implementation of, or increase in, any reserve, special deposit, capital adequacy or similar requirement in respect of the Letter of Credit relating thereto shall apply equally to each Bank in respect of its participating interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, were applicable to such Bank or any corporation controlling such Bank.

               4.13 Taxes. (a) All payments made by each Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Agent and each Bank, net income taxes and franchise taxes imposed on the Agent or such Bank, as the case may be, as a result of a present, former or future connection between the jurisdiction of the government or taxing authority imposing such tax and the Agent or such Bank (excluding a connection arising solely from the Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld by such Borrower from any amounts payable to the Agent or any Bank hereunder or under the Notes, the amounts so payable to the Agent or such Bank shall be increased to the extent necessary to yield to the Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes.

               (b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other similar charges or levies or excise or property taxes of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter called "Other Taxes").

               (c) Whenever any Taxes or Other Taxes are payable by a Borrower, as promptly as possible thereafter such

Borrower shall send to the Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If such Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the applicable Borrower or Borrowers shall indemnify the Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Agent or any Bank as a result of any such failure. The agreements in this Section 4.13 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

               (d) Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrowers who are U.S. taxpayers and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Bank also agrees to deliver to such Borrowers and the Agent upon request of a Borrower two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers, and such extensions or renewals thereof as may reasonably be requested by such Borrowers or the Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Borrowers and the Agent. Such Bank shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Notwithstanding any provision of subsection 4.13 (a) to the contrary, no Borrower shall have any obligation to pay any Taxes (except to the extent required by Law) pursuant to subsection 4.13(a) to the extent that such Taxes would not have been imposed but for the failure of the Bank incurring such Taxes to comply with this Section 4.13(d).

               4.14 Indemnity. Each Borrower agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by such Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan, (b) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by such Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

               4.15 Currency Indemnity. (a) The obligation of each Borrower under this Agreement and the Notes to make payments in Dollars (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent to which such tender or recovery shall result in the effective receipt by the Banks of the full amount of the Obligation Currency expressed to be payable under this Agreement or the Notes. If for the purpose of obtaining or enforcing judgment against any Borrower in any court or in any jurisdiction, it becomes necessary to convert into any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency under the Notes or in respect of any L/C Obligations, the conversion shall be made, at the option of the Agent, at the rate of exchange prevailing on the Business Day immediately preceding the day on which the judgment is given (such Business Day as the case may be, being hereinafter in this Section 4.15 referred to as the "Judgment Currency Conversion Date").

               (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay such additional amounts as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

               (c) Any amount due from the Company under the foregoing subparagraph will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of the Loans, the L/C Obligations or otherwise hereunder.

               4.16 Avoidance: Certifications of Amounts Due: Replacement of Banks. (a) In the event that any of the circumstances described in Sections
4.11 or 4.12 hereof shall arise, the affected Bank or Banks shall designate a different lending office or make any other mechanical change in funding Loans or issuing Letters of Credit hereunder if the consequence of such designation or change will avoid the need for the Borrowers taking the actions specified in such Sections or will make such actions less burdensome to the Borrowers and will not, in the reasonable judgment of such Bank, be otherwise materially disadvantageous to such Bank. In addition, such Bank or Banks will use reasonable efforts to designate a different lending office or make any other such mechanical change that will avoid the need for, or reduce the amount of, any Taxes or other amounts payable pursuant to provisions of said Sections; provided that such designation or change will not, in the reasonable judgment of such Bank, be otherwise materially disadvantageous to such Bank.

               (b) In the event that any amount is determined by any Bank to be due from any Borrower in accordance with any of the provisions of Sections 4.12, 4.13, 4.14 or 4.15 hereof, the Bank claiming such amount shall provide to the relevant Borrower and the Company a certificate identifying the cause of such claim, the amount that such Bank has reasonably determined will compensate it for any such claim, and the way in which such amount has been calculated. Such certificate shall be delivered to the relevant Borrower and the Company through the Agent as promptly as practical after the Bank obtains knowledge of such claim, but in any event within thirty days after such Bank obtains such knowledge.

               (c) In the event that any Borrower becomes obligated to pay additional amounts to any Bank pursuant to Sections 4.12, 4.13, 4.15 or this
Section 4.16 as a result of any condition described in any such Sections, then, unless such Bank has theretofore taken steps to remove or cure, and has removed or cured, the conditions creating the cause for such obligation to pay such additional amounts, the Company may designate another Bank which is an Eligible Assignee and is reasonably acceptable to the Agent (such Bank being herein called a "Replacement Bank") to purchase the Obligation of such Bank and such Bank's rights hereunder, without recourse to or warranty by, or expense to, such Bank for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and any other amounts accrued but unpaid in respect of that Bank's Commitment, and upon such purchase, such Bank shall no longer be a party hereto or have any rights hereunder, and the Replacement Bank shall succeed to the rights of such Bank hereunder.

               4.17 Assignments. No Participating Bank's participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Bank's Commitment in accordance with Section 12.6) without the prior written consent of the relevant Issuing Bank and Agent (which consents shall not be unreasonably withheld). Such consent may be given or withheld without the consent or agreement of any other Participating Bank or Bank. Notwithstanding the foregoing, a Participating Bank may subparticipate its L/C Participating Interest without obtaining the prior written consent of the relevant Issuing Bank.


       SECTION 5.  REPRESENTATIONS AND WARRANTIES

               To induce the Banks to enter into this Agreement and to make Extensions of Credit hereunder, the Company and each other Borrower hereby represent and warrant to the Agent and each Bank that:

               5.1 Financial Condition. The consolidated balance sheets of the Company and its consolidated Subsidiaries as at January 30, 1994 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, audited by Price Waterhouse, copies of which have heretofore been furnished to each Bank that requested the same, are complete and correct in all material respects and present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The preliminary unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as at May 1, 1994 and the related unaudited consolidated statements of income for the fiscal quarter ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Bank that requested the same, are complete and correct in all material respects and present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations for the fiscal quarter then ended (subject to normal year-end adjustments).
All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except for normal year-end adjustments and except as approved by such accountants, and as disclosed therein and, with respect to any unaudited statements, except the notes with respect thereto). During the period from January 30, 1994 to and including the date hereof there has been no sale, transfer or other disposition by the Company or any of its consolidated

Subsidiaries of any part of its business or property, and no purchase or other acquisition of any business or property (including any capital stock of any other Person), material in relation to the consolidated financial condition of the Company and its consolidated Subsidiaries at January 30, 1994.

               5.2 No Change. Since January 30, 1994, except as disclosed on Exhibit F attached hereto, there has been no development or event, that has had or could reasonably be expected to have a Material Adverse Effect, and except as permitted under Section 8.7 and except for open market purchases by the Company of its common stock for employee benefit plans in the ordinary course of business since January 30, 1994, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Company nor has any of the Capital Stock of the Company been redeemed, retired, purchased or otherwise acquired for value by the Company or any of its Subsidiaries.

               5.3 Corporate or Partnership Existence: Compliance with Law. Each of the Company and its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or partnership power and authority, as the case may be, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or a foreign business, as the case may be, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

               5.4      Corporate or Partnership Power: Authorization:
Enforceable Obligations. Each of the Loan Parties has the power and authority and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and each Borrower has the power and authority and the legal right, to issue, deliver and perform the Notes and to borrow hereunder, and all necessary corporate or partnership action has been taken, as appropriate, by each Loan Party to authorize the borrowings on the terms and conditions of this Agreement and the Notes and the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person (other than the Banks) is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of any of the Loan Documents except those required to be delivered or made and actually delivered or made pursuant to the Loan Documents. The Loan Documents have been duly executed and delivered on behalf of each Loan Party thereto. Each of the Loan Documents constitutes a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

               5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to, or Contractual Obligation of, the Company or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

               5.6      No Material Litigation.  Except as set forth on
Schedule III, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement or the Notes or any of the transactions contemplated hereby, or (b) which has or could reasonably be expected to have a Material Adverse Effect.

               5.7 No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

               5.8 Ownership of Property: Liens. Each of the Company and its Subsidiaries has good record and defensible title to, or a valid, leasehold interest in, all its real property, and good title to all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3.

               5.9 Intellectual Property. Except as set forth on Schedule III, the Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (including without limitation International Rights) except for those which the failure to own or license could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Borrower know of any valid basis for any such claim, except for such claims that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, do not have a Material Adverse Effect.

               5.10 Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Company, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); no tax Lien has been filed, and to the knowledge of the Company, no claim is being asserted, with respect to any such tax, fee or other charge, except for such Liens or claims, that in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

               5.11 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying", any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors. If requested by any Bank or the Agent, the Borrowers will furnish to the Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-l referred to in said Regulation U.

               5.12 ERISA. No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. The present value of all accrued benefits under each Single Employer Plan maintained by the Company or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Company and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits.

               5.13 Investment Company Act; Other Regulations. Neither the Company nor any Borrower is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Borrower is subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

               5.14 Subsidiaries. Schedule II hereto sets forth an accurate description of all of the Subsidiaries of the Company, the jurisdiction of incorporation or formation of each of them and the ownership of the Capital Stock of each of them as of the Closing Date.

               5.15 Purpose of Loans. The proceeds of the Loans shall be used by the Borrowers only for (a) refinancing existing Indebtedness of such Borrowers, (b) general corporate or partnership purposes, including international expansion and (c) working capital purposes in the ordinary course of business, and shall not be used to purchase, redeem or otherwise acquire shares of the Company's common stock pursuant to any one or more of the Company's corporate stock repurchase programs.

               5.16 Environmental Matters. Each of the representations and warranties set forth in paragraphs (a) through (e) of this Section is true and correct with respect to each parcel of real property owned or operated by the Company and its Domestic Subsidiaries (the "Properties"), except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct could not reasonably be expected to have a Material Adverse Effect:

               (a) To the best of its knowledge, the Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in concentrations which violate Environmental Laws.

               (b) The Properties and all operations and facilities at the Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination or violation of any Environmental Law which could reasonably be expected to interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof.

               (c) Neither the Company nor any of its Domestic Subsidiaries has received any complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or permit compliance with regard to the Properties, nor is the Company aware that any Governmental Authority is contemplating delivering to the Company or any of its Domestic Subsidiaries any such notice.

               (d) There are no governmental, administrative actions or judicial proceedings pending or contemplated under any Environmental Laws to which the Company or any of its Domestic Subsidiaries is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

               SECTION 6.  CONDITIONS PRECEDENT

               6.1 Conditions to Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

               (a) Execution of Agreement. The Agent shall have received a counterpart of this Agreement, executed and delivered by the Loan Parties hereto and by the Banks.

               (b) Corporate or Partnership Proceedings of the Loan Parties. The Agent shall have received, with a counterpart for each Bank, a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of each Loan Party which is a corporation or an evidence of partnership proceedings, if any, of each Loan Party which is a partnership, in form and substance satisfactory to the Agent, authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified by the Secretary or an Assistant Secretary, or the Secretary or an Assistant Secretary of the general partner, as the case may be, of such Loan Party as of the Closing Date, which certificate shall state that the resolutions or proceedings thereby certified have not been amended, modified, revoked or rescinded and shall be in form and substance satisfactory to the Agent.

               (c) Corporate/Partnership Documents. The Agent shall have received, with a counterpart for each Bank, true and complete copies of
       (i) the certificate of incorporation and by-laws of the Company and each of other Borrowers which is a corporation, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Borrower and (ii) the partnership agreement of each Borrower which is a partnership, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the general partner of such Borrower.

               (d) Incumbency Certificates. The Agent shall have received, with a counterpart for each Bank, a certificate of the Company, dated the Closing Date, as to the incumbency and signatures of the officers of the Company executing any Loan Document which certificate shall be satisfactory in form and substance to the Agent and shall be executed by the President or Vice President and the Secretary or any Assistant Secretary of the Company.

               (e) No Violation. The consummation of the transactions contemplated hereby shall not contravene, violate or conflict with, nor involve the Agent or any Bank or the Issuing Bank in any violation of, any Requirement of Law.

               (f) Fees. The Agent shall have received the fees to be received on or prior to the Closing Date referred to in Section 4.1.

               (g) Legal Opinions. The Agent shall have received, with a counterpart for each Bank, (i) the executed legal opinion of the Company's corporate counsel substantially in the form of Exhibit D hereto and (ii) in the event that any Foreign Subsidiary requests to be a Borrower hereunder, the executed legal opinion of local counsel to such Foreign Subsidiary acceptable to the Agent, covering such matters concerning the Loan Documents as the Agent may reasonably require. Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Agent may reasonably require.

               (h) No Market Changes. There shall have occurred no introduction of or change in or in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for an Issuing Bank to issue a Letter of Credit, no suspension of or material limitation on trading on the New York Stock Exchange or any other national securities exchange, no declaration of a general banking moratorium by United States, New York or United Kingdom banking authorities, and no establishment of any new restrictions on transactions in securities or on banks materially affecting the free market for securities or the extension of credit by banks.

               (i) Notes. The Agent shall have received, for the account of each Bank, a Note, conforming to the requirements hereof and duly executed by the Company.

               (j) Guarantees. The Agent shall have received the Company Guarantee and the Subsidiaries Guarantee, executed and delivered by each of the parties thereto.

               (k) Releases. The Agent shall have received evidence satisfactory to it, in its sole discretion, that all Liens against the Accounts of the Company and its Subsidiaries have been released by the Persons holding such Liens.

               (l) Termination of Prior Credit Agreement. The Prior Credit Agreement shall have been terminated, and Agent shall have received such documents and instruments as it deems necessary to evidence the termination of the Prior Credit Agreement.

               6.2 Conditions to Each Loan and Issuance of Each Letter of Credit. The agreement of each Bank to make any Loan requested to be made by it or of the Issuing Bank to issue any Letter of Credit on any date (including, without limitation, the Closing Date) is subject to the satisfaction of the following conditions precedent:

               (a) Representations and Warranties. Each of the representations and warranties (including those made in Section 5.2 hereof) made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

               (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

               The acceptance by any Borrower of any Loan or Letter of Credit shall constitute a representation and warranty by such Borrower as of the date of such Loan or Letter of Credit that the conditions contained in this
Section 6.2 have been satisfied.

               6.3 Additional Borrowers. In order to become a Borrower hereunder, any Subsidiary of the Company that has not previously done so shall deliver to the Agent the Loan Documents (or appropriate supplements thereto so as to become a party thereto) and the documents specified in Sections 6.1(b), 6.1(c), 6.1(d) and 6.1(g) hereof, and shall otherwise be in compliance with all provisions of this Agreement.


               SECTION 7.  AFFIRMATIVE COVENANTS

               The Company hereby agrees that, so long as the Commitments remain in effect, any Loan remains outstanding and unpaid or any Letter of Credit remains outstanding or any other amount is owing to any Bank, any Issuing Bank or the Agent hereunder, the Company shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

               7.1      Financial Statements.  Furnish to the Agent:

               (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a qualification or exception, or qualification arising out of the scope of the audit, by Price Waterhouse or other independent certified public accountants of nationally recognized standing not unacceptable to the Required Banks;

               (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Company as being to the best of his knowledge fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its consolidated Subsidiaries (subject to normal year-end adjustments); and

               (c) as soon as available, but in any event not later than 90 days after the end of each fiscal year of each Foreign Subsidiary that has requested a Loan hereunder, the unaudited balance sheet of such Foreign Subsidiary as at the end of such fiscal year and the related statements of income and of cash flows of such Foreign Subsidiary for such fiscal year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Company as being to the best of his knowledge fairly stated in all material respects when considered in relation to the financial statements of such Foreign Subsidiary (subject to normal year-end adjustments);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except for normal year-end adjustments and except as approved by such accountants or officer, as the case may be, and disclosed therein and, with respect to any unaudited statements, except the notes with respect thereto).

               7.2      Certificates: Other Information.  Furnish to each Bank:

               (a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

               (b) concurrently with the delivery of the financial statements referred to in Sections 7.1(a), 7.1(b) and 7.1(c), a certificate of a Responsible Officer of the Company stating that, to the best of such officer's knowledge, the Company and each of its Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such officer has no knowledge of any Default or Event of Default except as specified in such certificate and showing calculations in respect of Section 8.1, and that each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects on and as of the last day of such period as if made on and as of such date (other than changes not prohibited by this Agreement);

               (c) within five Business Days after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

               (d) promptly, such additional financial and other information as any Bank may from time to time reasonably request.

               7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be, and except where the failure to so pay is due to a good faith error or omission or customary business practices.

               7.4      Conduct of Business and Maintenance of Existence.
Other than Immaterial Subsidiaries, continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate or partnership existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to
Section 8.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Dell Products Corporation, Dell USA Corporation, Dell Direct Sales Corporation, Dell Marketing Corporation and Dell Gen. P. Corp. shall not engage in any business or activity other than owning the partnership interests of Dell Products L.P., Dell USA L.P., Dell Direct Sales L.P., Dell Marketing L.P. owned by it on the date hereof except that (i) Dell Gen. P. Corp. may own technology and intellectual property rights and interests and receive income from such rights and interests, (ii) Dell Marketing Corporation may continue to provide services to General Services Administration under the existing computer services contracts, (iii) Dell USA Corporation may be or own a captive insurance company, and (iv) each of such entities may engage in activities incidental to the foregoing and other activities reasonably acceptable to Agent that are described in notices sent to the Banks.

               7.5 Maintenance of Property; Insurance. Other than Immaterial Subsidiaries, keep all property useful and necessary in its business in good working order and condition, normal wear and tear excepted; maintain with financially sound and reputable insurance companies customary insurance on its property and insurance against public liability and product liability, and if reasonably requested by the Required Banks any additional property and/or liability insurance; and furnish to each Bank, upon written request, full information as to the insurance carried.

               7.6 Inspection of Property; Books and Records; Discussions; Independent Audits. Other than Immaterial Subsidiaries, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Bank, upon reasonable notice to the Company, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants. Each Bank agrees that such Bank and its designees shall not disclose any confidential information obtained in connection with this Section 7.6 to any Person (other than Persons in a confidential relationship with such Bank) unless such Person has agreed in writing to maintain such information as confidential; provided, however, that nothing herein shall be deemed to prevent the disclosure of any confidential information if such disclosure is (i) required to be made in a judicial, administrative or governmental proceeding, (ii) required by any applicable law or regulation, (iii) made to any governmental agency or regulatory body having or claiming authority over any aspect of such Bank's or its Affiliates' businesses in connection with the exercise of such authority or claimed authority, (iv) subject to subpoena, or (v) made on a confidential basis to representatives of and/or counsel to a bank or financial institution in connection with the transfer of all or any portion of such Bank's interest under this Agreement pursuant to Section 12.6.

               7.7 Notices. Promptly give notice to the Agent and each Bank of:

               (a)      the occurrence of any Default or Event of Default;

               (b) any (i) default or event of default under any Contractual Obligation of the Company or any of its

       Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect;

               (c) except for the litigation set forth on Schedule III, any litigation or proceeding affecting the Company or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance (other than normal deductibles) or in which injunctive or similar relief is sought;

               (d) the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan or
       (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

               (e) a development or event in the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or any of its Subsidiaries proposes to take with respect thereto.

               7.8 Environmental Laws. (a) Comply with, and use best efforts to insure compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, and use best efforts to insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

               (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws applicable to it and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

               (c) Defend, indemnify and hold harmless the Agent and the Banks, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by the Company or any of its Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.

               7.9 Guarantees. If at any time after the Closing Date any Subsidiary shall become a Primary Subsidiary that is a Domestic Subsidiary by virtue of the definitions thereof and such Subsidiary is not a party to a Guarantee, the Company agrees to, and agrees to cause each relevant Subsidiary to, promptly execute and deliver to Agent, for the benefit of the Banks, the Subsidiaries Guarantee.


               SECTION 8.  NEGATIVE COVENANTS

               The Company hereby agrees that, so long as the Commitments remain in effect, any Loan remains outstanding and unpaid or any Letter of Credit remains outstanding or any other amount is owing to any Bank, any Issuing Bank or the Agent hereunder, the Company shall not, and (except with respect to Sections 8.1 and 8.7) shall not permit any of its Subsidiaries to, directly or indirectly:

               8.1      Financial Covenants.

               (a) Maintenance of Consolidated Net Income. Permit for any two consecutive fiscal quarters Consolidated Net Income for each such quarter to be less than $0.00.

               (b) Maximum Leverage Ratio. Permit the ratio of (i) Consolidated Funded Debt, to (ii) Consolidated Tangible Net Worth to be greater than .40 to 1.00.

               (c) Minimum Tangible Net Worth. Permit Consolidated Tangible Net Worth to be less than $430,000,000.

               (d) Maximum Inventory Days. Permit the Inventory Days, determined as of the last day of each fiscal quarter to exceed 60 days for such fiscal quarter. For purposes of this paragraph (d), "Inventory Days" shall mean the product of (a) the quotient of (i) the inventory of the Company and its consolidated Subsidiaries on the last day of such fiscal quarter, divided by (ii) the cost of goods sold by the Company and its consolidated Subsidiaries for such quarter, multiplied by (b) the number of days in such quarter.

               8.2 Limitation on Indebtedness. (i) Create, incur, assume or suffer to exist (after the Closing Date) any Indebtedness, except:

               (a) Indebtedness in respect of the Loans, the Notes, the Letters of Credit, and other obligations under this Agreement;

               (b) Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary;

               (c) Indebtedness outstanding on the Closing Date and other Indebtedness listed on Schedule IV;

               (d) Indebtedness of the Company and its Subsidiaries incurred after the Closing Date for industrial revenue bonds, for Financing Lease obligations, purchase money Indebtedness for tangible assets, and Indebtedness for the deferred purchase price of newly acquired property of the Company and its Subsidiaries, incurred to finance the acquisition of fixed or capital assets and the intangibles associated with such assets;

               (e)      Subordinated Debt;

               (f) Indebtedness of a corporation which becomes a Subsidiary after the date hereof, provided that (i) such indebtedness existed at the time such corporation became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such corporation by the Company or a Subsidiary thereof, no Default or Event of Default shall have occurred and be continuing;

               (g) short-term Indebtedness of the Company and any of its Subsidiaries secured by cash; provided that, the amount of such cash collateral shall not exceed the total amount of such Indebtedness;

               (h) Indebtedness in respect of Interest Rate Contracts and foreign exchange contracts;

               (i) Indebtedness in respect of letters of credit issued for the account of Foreign Subsidiaries;

               (j) other Indebtedness of the Company and its Subsidiaries (including obligations in respect of sale-leaseback transactions referred to in Section 8.10) not in excess in the aggregate of $20,000,000 at any one time outstanding;

               (k)      Receivables Securitization; and

               (l) extensions, renewals and refinancing of any of the Indebtedness specified in paragraphs (a) - (k) above so long as the principal amount of such Indebtedness is not thereby increased, other than by the amount of interest accrued thereon and related costs of refinancing; or

               (ii) Create, incur, assume or suffer to exist (after the Closing Date) any Indebtedness owing by any Subsidiary or all the Subsidiaries in excess of $50,000,000, in the aggregate for all Subsidiaries, excluding:

               (a) Indebtedness in respect of the Loans, the Notes, the Letters of Credit, and other obligations under this Agreement;

               (b) Indebtedness of any Subsidiary to the Company or any other Subsidiary;

               (c) Indebtedness outstanding on the Closing Date and other Indebtedness listed on Schedule IV;

               (d) Indebtedness of any Subsidiary incurred for industrial revenue bonds, for Financing Lease obligations, purchase money Indebtedness for tangible assets, and Indebtedness for the deferred purchase price of newly acquired property of such Subsidiary, incurred to finance the acquisition of fixed or capital assets and the intangibles associated with such assets;

               (e) Indebtedness of a corporation which becomes a Subsidiary after the date hereof, provided that (i) such Indebtedness existed at the time such corporation became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such corporation by a Subsidiary, no Default or Event of Default shall have occurred and be continuing;

               (f) Indebtedness in respect of Interest Rate Contracts and foreign exchange contracts;

               (g)      Receivables Securitization; and

               (h) extensions, renewals and refinancing of any of the Indebtedness specified in paragraphs (a) through (g) so long as the principal amount of such Indebtedness is not thereby increased, other than by the amount of interest accrued thereon and related costs of refinancing.

               8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

               (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

               (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

               (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

               (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

               (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Subsidiary;

               (f) attachment or judgment Liens not to exceed $1,000,000 at any time;

               (g) Liens of landlords in connection with leases and of lessors in connection with Financing Leases;

               (h)      Liens in existence on the Closing Date listed on
       Schedule IV, securing Indebtedness permitted by Section 8.2(i)(c) and 8.2(ii)(c), provided that no such

       Lien is spread to cover any additional property after the Closing Date and that the principal amount of Indebtedness secured thereby is not increased;

               (i) Liens securing Indebtedness of the Company and its Subsidiaries permitted by Section 8.2(i)(d) incurred to finance the acquisition, construction or improvement of fixed or capital assets and the intangibles associated with such assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition or construction of such fixed or capital assets or intangibles and Accounts associated with such assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the principal amount of Indebtedness secured thereby is not increased except in connection with further improvements and additions to such assets and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the fair market value of such property, intangibles and Accounts at the time it was acquired or constructed;

               (j) Liens in favor of the Agent, for the ratable benefit of the Banks;

               (k)      Liens on cash securing Indebtedness permitted by
       Section 8.2(i)(g);

               (l) Liens on the property or assets of a corporation which becomes a Subsidiary after the date hereof securing Indebtedness permitted by Section 8.2(i)(f) provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a Subsidiary (except by Indebtedness otherwise permitted under Section 8.2), and (iii) the principal amount of Indebtedness secured thereby is not increased (except by Indebtedness otherwise permitted under Section 8.2);

               (m) other Liens on assets of the Company and its Subsidiaries incurred in the ordinary course of business securing obligations other than indebtedness for borrowed money or Financing Lease obligations which Liens do not attach to any property or assets of the Company and its Subsidiaries that either singly or in the aggregate are material to the conduct of the business of the Company and its Subsidiaries;

               (n) Liens in favor of any Person on all documents of title arising out of letters of credit issued for the account of the Company or any of its Subsidiaries, which letters of credit are permitted under this Agreement;

               (o) Liens on cash and Investments in favor of financial institutions securing Indebtedness permitted by Section 8.2(i)(h) provided that the amount of cash and Investments subject to such Lien shall not exceed $10,000,000 in the aggregate;

               (p) Liens securing Indebtedness permitted under Section 8.2(i)(j), provided that the fair market value of all the collateral subject to such Liens at the time of the creation of such Liens does not exceed $20,000,000; and

               (q) Liens on assets of the Company's Subsidiaries incurred in connection with the Receivables Securitization.

               8.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

               (a)      the Guarantees;

               (b) guarantees made by, or letters of credit or surety bonds issued for the account of the Company or any Subsidiary, in each case in the ordinary course of its business and supporting the obligations of the Company or any Wholly-Owned Subsidiaries, which obligations are otherwise not prohibited under this Agreement; and

               (c) guarantees by the Company or any Subsidiary of loans incurred by senior officers of the Company or any Subsidiary, provided that the obligations of the Company and its Subsidiaries under all such guarantees shall not exceed $2,000,000 in the aggregate.

               8.5 Limitations on Fundamental Changes. Other than Immaterial Subsidiaries, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or the Capital Stock of any Subsidiary, or make any material change in its present method of conducting business, except:

               (a) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any one or more Wholly-Owned Subsidiaries (provided that the Wholly-Owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation(s)); and

               (b) any Wholly-Owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Wholly-Owned Subsidiary of the Company or to any Person who currently therewith becomes a Wholly-Owned Subsidiary.

               8.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Accounts and leasehold interests), whether now owned or hereafter acquired, except:

               (a) property (including inventory) disposed of in the ordinary course of business;

               (b) obsolete, replaced, worn out or discontinued property (including inventory);

               (c) equipment which is replaced with other equipment of comparable value and quality within 90 days of such sale or disposition;

               (d) the sale or other disposition of any property not in the ordinary course of business in an aggregate amount in any one fiscal year not to exceed $5,000,000;

               (e) the sale of Domestic Accounts to facilitate or effectuate the securitization of Borrowers' Domestic Accounts pursuant to a securitization program more fully and accurately described in
       Schedule V hereto (hereinafter called the "Domestic Receivables Securitization"); provided, however, that in no event after giving effect to each such sale, shall the original amount paid by a Person who is not an Affiliate of the Company or its Subsidiaries to the Company or its Subsidiaries for the portion of such Domestic Accounts sold at the time of its acquisition, reduced from time to time by collections thereon, exceed at any time $100,000,000;

               (f) the sale of International Accounts to facilitate or effectuate the securitization of Borrowers' International Accounts pursuant to a securitization program substantially similar to that described on Schedule V hereto (hereinafter called the "International Receivables Securitization"); provided, however, that in no event after giving effect to each such sale, shall the original amount paid by a Person who is not an Affiliate of the Company or its Subsidiaries to the Company or its Subsidiaries for the portion of such International Accounts sold at the time of its acquisition, reduced from time to time by collections thereon, exceed at any time $75,000,000;

               (g) the sale or discount without recourse of Accounts in the ordinary course of business in connection with the compromise or collection thereof;

               (h) upon thirty days' prior written notice to the Agent, the sale of accounts receivable to third parties for their fair market value in connection with accounts receivable financing transactions, provided, that (i) such receivables are not subject to, or required to be subject to, a Lien in favor of the Banks and (ii) unless the Banks agree otherwise, the Commitments are simultaneously reduced by the amount of proceeds of any such sale of receivables, and, if the aggregate amount of Extensions of Credit then outstanding would exceed the Commitments then in effect, the Company shall be required to immediately pay or prepay the Loans, in an aggregate amount equal to such excess, together with interest thereon accrued to the date of such payment or prepayment and any amounts payable pursuant to Section 4.14; provided, further, that in no event after giving effect to each such sale, shall the outstanding amount which remains owing from the respective trade debtors under all such accounts receivable sold, together with the Accounts sold pursuant to the Receivables Securitization, exceed at any time $250,000,000;

               (i)      as permitted by Section 8.5(b); and

               (j)      as permitted by Section 8.10.

               8.7 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Company) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Company or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called "Restricted Payments"), except that (i) nothing contained in this
Section 8.7 shall prohibit (A) any Wholly-Owned Subsidiary from making any Restricted Payment to the Company or any other Wholly-Owned Subsidiary, (B) the Company from paying cash dividends in lieu of fractional shares in an amount not to exceed $500,000 for any fiscal year of the Company, or (C) the Company from redeeming shares owned by former officers, directors and employees in an amount for each fiscal year of the Company not to exceed the lesser of $1,000,000 and 10% of Consolidated Net Income for such fiscal year of the Company, (ii) the Company may declare or pay cash dividends on the Preferred Stock and, in addition thereto, the Company may declare or pay cash dividends to its other stockholders solely out of 5.0% of Consolidated Net Income arising after the Closing Date and computed on a cumulative basis, and
(iii) the Company may purchase, redeem or otherwise acquire shares of its common stock pursuant to one or more corporate stock repurchase programs authorized by its Board of Directors provided that the purchase price for all such shares of common stock so acquired shall not exceed $30,000,000; provided that, no Event of Default or Default has occurred and is continuing or after giving effect to any such proposed action set forth in clauses (i), (ii) and
(iii) above, no Event of Default or Default would result therefrom.

               8.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any Person or in any commodities futures or other such speculations, except:

               (a) extensions of trade credit in the ordinary course of business;

               (b) investments in Cash Equivalents, Near Cash Equivalents, Marketable Securities and shares of preferred stock issued by any Person having a preferred stock rating of at least "A" or the equivalent thereof by Standard & Poor's Corporation or Moody's Investors Service, Inc. (collectively, "Investments"); provided that in no event shall the aggregate amount of Investments made by the Company in the securities of any single issuer or obligor exceed the greater of (i) 15% of all Investments at any one time and (ii) $10,000,000 in the aggregate and provided further, for the purposes of this paragraph (b), the foregoing proviso shall not apply to (i) any Investment issued by the United States Government or an agency thereof or (ii) any Investment consisting of shares in a mutual fund so long as investments made by such mutual fund comply with the requirements set forth in the foregoing proviso;

               (c) loans and advances to employees of the Company or its Subsidiaries in the ordinary course of business in an aggregate amount for the Company and its Subsidiaries not to exceed $5,000,000 at any one time outstanding;

               (d) loans, advances and investments by the Company to or in its Subsidiaries and loans, advances and investments by such Subsidiaries to or in the Company and in other Subsidiaries;

               (e) investments by the Company and its Subsidiaries in new Subsidiaries, provided that no Default or Event of Default has occurred and is continuing or would result therefrom;

               (f)      prepayments of Indebtedness (excluding Subordinated
       Debt), provided that no Default or Event of Default has occurred and is continuing or would result therefrom;

               (g) investments by the Company or any of its Subsidiaries in joint ventures or minority interests in corporations in an aggregate amount of $10,000,000 in any fiscal year, provided that no Default or Event of Default has occurred and is continuing or would result therefrom;

               (h) investments arising out of the compromise or settlement of claims of the Company or any of its Subsidiaries against third parties or arising out of judicial proceedings (including bankruptcy or insolvency proceedings) affecting such claims; and

               (i)      as permitted by Section 8.5.

               8.9 Limitation on Optional Payments and Modifications of Debt Instruments. (a) Make any optional payment or prepayment on or redemption of any Subordinated Debt, (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment of principal of or interest on, any Subordinated Debt (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon), or
(c) amend, modify or change the final maturity date of the Senior Unsecured Notes to a date prior to the Termination Date; provided, however, that the Company may, at its option, redeem up to $33,333,334 of the principal amount of the Senior Unsecured Notes to the extent permitted by Section 1101 of that certain Trust Indenture, dated August 15, 1993, executed by the Company with First National Bank of Boston, Trustee, with respect to the Senior Unsecured Notes.

               8.10 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, except that the Company and its Subsidiaries may enter into sale-leaseback transactions of the type described in this subsection so long as (i) such transactions are in the ordinary course of business and (ii) at any time the sum of (a) the aggregate amount of the principal components of all then due and unpaid and future rental obligations under such leases at such time and (b) the aggregate principal amount of Indebtedness permitted under Section 8.2(i)(j) shall not exceed $20,000,000.

               8.11 Changes in Significant Credit Policy or Significant Collection Policy. Implement a change in Significant Credit Policy or Significant Collection Policy which, in the reasonable business judgment of the Company (or, if applicable with respect to changes in Significant Collection Policy, such other Person engaged by the Company, as the case may be, to perform collection functions with respect to the Accounts of the Company and its Subsidiaries) which, either by itself or when considered together with other such changes made subsequent to the Closing Date, would materially increase the risk of nonpayment of such Accounts.

               8.12 Capital Expenditures. Make or commit to make any Capital Expenditure except for Capital Expenditures in the ordinary course of business.

               8.13 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is not otherwise prohibited under this Agreement, is in the ordinary course of the Company's or such Subsidiary's business and is upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.


               SECTION 9.  EVENTS OF DEFAULT

               If any of the following events shall occur and be continuing:

               (a) Any Borrower shall fail to pay any principal of any Loan or the amount of any drawing under a Letter of Credit when due; or any Borrower shall fail to pay any interest on any Loan or on the unreimbursed amount of any drawing under any Letter of Credit, or any Borrower shall fail to pay any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

               (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

               (c) The Company (or any Subsidiary) shall default in the observance or performance of any agreement contained in Section 8,
       Section 7.7(a), or Section 7.7(e); or

               (d) The Company (or any Subsidiary) shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Section) or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after the occurrence thereof, except that with respect to defaults in the observance or performance of any agreement contained in Sections 7.3, 7.5, 7.6 and 7.8 of this Agreement, such default shall continue unremedied for a period of 30 days after the Company or such Subsidiary has knowledge of any such default; or

               (e) The Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness whether at stated maturity or otherwise (other than the Loans or in respect of Letters of Credit) in an aggregate outstanding principal amount of $10,000,000 or more or in the payment of any Guarantee Obligation in an amount of $10,000,000 or more, beyond the period of grace (not to exceed 5 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or (iii) default in the payment of any monetary obligation in an aggregate outstanding principal amount of $10,000,000 or more contained in any Interest Rate Contract or currency hedging agreement beyond the period of grace (not to exceed 30 days), if any, provided in such Interest Rate Contract or currency hedging agreement; or

               (f)      (i)     The Company or any of its Subsidiaries shall
       commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
       (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

               (g)      (i)     Any Person shall engage in any "prohibited
       transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Banks is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through
       (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole; or

               (h) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $1,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

               (i) Any of the Guarantees shall cease, for any reason other than by its terms, to be in full force and effect, or any Loan Party shall so assert; or

               (j) If at any time the Company or any of its Subsidiaries shall become liable for (w) environmental removal or remediation expenses, (x) costs of response with respect to any Environmental Law,
       (y) damages for injury to, destruction of or loss of natural resources, or (z) assessed environmental fines, penalties or other such charges which, as to (w), (x), (y) and (z) above in the aggregate, are in excess of $1,000,000 above such amounts which are covered by insurance or indemnities and the liability of the Company or such Subsidiaries continues unremedied for a period of thirty days after the Company or any such Subsidiary has knowledge of the events giving rise to such liability; or

               (k)      Any Change In Control shall occur;

then, and in any such event:

               (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Company or any Borrower, automatically (i) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, (ii) all obligations of the Borrowers in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the obligations of the

       Issuing Banks to issue Letters of Credit shall immediately terminate; and

               (B) if such event is any other Event of Default, with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall take all or any of the following actions:

                        (i) by notice to the Company and the Borrowers, declare the Commitments to be terminated forthwith whereupon the same shall immediately so terminate,

                        (ii) by notice to the Company and the Borrowers, declare the obligations of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall immediately so terminate; and/or

                        (iii) by notice to the Company and the Borrowers (1)
               declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable, (2) declare all or a portion of the obligations of the Borrowers in respect of the Letters of Credit although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Borrowers discharge any or all of the obligations supported by such Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations.

All payments under this Section 9 on account of undrawn Letters of Credit shall be made by the Borrowers directly to a cash collateral account established by the Agent for such purpose for application to the Borrowers' reimbursement obligations with respect to such Letters of Credit as drafts are presented under such Letters of Credit, with the balance, if any, to be applied to the Borrowers' obligations under this Agreement and the Notes as the Agent shall determine with the approval of the Required Banks. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


               SECTION 10.  THE AGENT

               10.1 Appointment. Each Bank hereby irrevocably designates and appoints Citibank, N.A. as the Agent of such Bank under this Agreement and the other Loan Documents, and each such Bank irrevocably authorizes Citibank, N.A., as the

Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

               10.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

               10.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by any Borrower or the Company or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of any Borrower or the Company to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or the Company.

               10.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons

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and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Required Banks (or, if such action requires the consent of any Bank or all of the Banks under Section 12.1, in accordance with a request made by such Bank or Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

               10.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

               10.6 Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company or any Borrower. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company or any Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

               10.7 Indemnification. The Banks agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), each ratably according to the aggregate unpaid principal amount of the Loans held by each such Bank, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents to the extent that the Agent is not reimbursed for such expenses by the Borrowers. The agreements in this Section shall survive the payment of the Notes and all other amounts payable hereunder.

               10.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and the Borrowers as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

               10.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Banks. The Agent may be removed at any time, with or without cause, by the Required Banks. If the Agent shall resign or be removed as Agent under this Agreement and the other Loan Documents, then the Company shall appoint from among the Banks a successor agent for the Banks, which successor agent shall be approved by the Required Banks. If no successor Agent shall have been so appointed by the Company with such approval, and shall have accepted such appointment, within 10 days after the retiring Agent's giving of notice of resignation or the Agent's removal, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a Bank which is a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $150,000,000. Upon the acceptance of any appointment as Agent under this Agreement by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and shall function as the Agent under this Agreement, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Agreement. After any retiring Agent's resignation as Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.


               SECTION 11.  THE ISSUING BANK

               11.1 The Issuing Banks. (a) Appointment. Each Bank hereby irrevocably designates and appoints (i) Citibank, N.A. and each other Issuing Bank as an Issuing Bank under this Agreement and (ii) each such Bank hereby irrevocably authorizes Citibank, N.A. and each other Issuing Bank as an Issuing Bank, to take such action under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to an Issuing Bank by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Issuing Banks shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against such Issuing Bank; provided that nothing contained in this Section 11 shall be deemed to limit or impair the rights and obligations of any Issuing Bank under a relevant Letter of Credit.

               (b) Exculpatory Provisions. None of the Issuing Banks and their officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any officer hereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by such Issuing Bank under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the Loan Documents or for any failure of the Company to perform its obligations hereunder or thereunder. Except as otherwise expressly stated herein, none of the Issuing Banks shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.

       (c) Reliance by Issuing Banks. Each Issuing Bank shall be entitled to rely, and shall be fully protected in relying, upon any agreement (including this Agreement), note (including any Note), writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or telephone conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by such Issuing Bank.
Except for the issuance of any Letter of Credit in accordance with the terms of this Agreement and the payment of drawings thereunder, an Issuing Bank shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks as such Issuing Bank deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

               (d) Indemnification. The Banks agree to indemnify each Issuing Bank in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), each ratably according to its Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against such Issuing Bank in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Issuing Bank under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Issuing Bank's gross negligence or willful misconduct and, provided further, that no Bank shall be liable for the failure of any other Bank to pay to such Issuing Bank such other Bank's pro rata share of the amount of any L/C Obligations in accordance with the terms of this Agreement.

               11.2 Issuing Bank in Its Individual Capacity. Each Issuing Bank and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and its Subsidiaries as though such Issuing Bank were not an Issuing Bank hereunder. With respect to Loans made or renewed by an Issuing Bank and any Note issued to such Issuing Bank, such Issuing Bank shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not an Issuing Bank, and the terms "Bank" and "Banks" shall include such Issuing Bank in its individual capacity.


               SECTION 12.  MISCELLANEOUS

               12.1 Amendments and Waivers. Neither this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. With the written consent of the Required Banks, the Agent and the relevant Loan Parties may, from time to time, enter into written amendments, supplements or modifications hereto and to the Notes and the other Loan Documents for the purpose of adding any provisions to this Agreement or the Notes or the other Loan Documents or changing in any manner the rights of the Banks or of the Loan Parties hereunder or thereunder or waiving, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of this Agreement or the Notes or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) reduce the amount or extend the maturity of any Note or any installment of principal thereof, or extend the expiration date of any Letter of Credit beyond the Termination Date (except as expressly permitted hereunder), or reduce the rate or extend the time of payment of interest thereon, or reduce any fee or extend the time of payment thereof payable to any Bank hereunder, or change the amount of any Bank's Commitment or Commitment Percentage, in each case without the consent of the Bank affected thereby, or (b) extend the Termination Date or amend, modify or waive any provision of this Section, or reduce the percentage specified in the definition of Required Banks, or consent to the assignment or transfer by the Company or any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or (c) amend, modify or waive any provision of Section 10 without the written consent of the then Agent or (d) amend, modify or waive any provision of Section 11 without the written consent of each Issuing Bank or (e) amend, modify or waive any provision of
Section 3 without the written consent of the Issuing Banks. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Borrowers, the Banks, the Agent and all future holders of the Notes. In the case of any waiver, the Company, the Borrowers, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

               12.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or 5 Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Company, the other Borrowers and the Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

       The Company:                      Dell Computer Corporation
                                         9505 Arboretum Blvd.
                                         Austin, Texas 78759
                                         Attention:  Chief Financial Officer
                                         Telephone:  512-338-4400
                                         Telecopy:   512-728-5986

       Borrowers:                        c/o Dell Computer Corporation (as
                                         above)

       The Agent:                        Citibank, N.A.
                                         c/o Citicorp North America, Inc.
                                         1400 Trammell Crow Center
                                         2001 Ross Avenue
                                         Dallas, Texas  75201
                                         Attention:  Frank Garrott
                                         Telephone:  214-953-3800
                                         Telecopy:   214-953-3888

       with copy to:                     Citicorp North America, Inc.
                                         27th Floor
                                         One Sansome Street
                                         San Francisco, CA  94104
                                         Attention:  Kevin Nater
                                         Telephone:  415-627-6331
                                         Telecopy:   415-433-0307

provided that any notice, request or demand to or upon the Agent pursuant to
Section 2.3, 3.3, 4.3 or 4.5 shall not be effective until received.

               12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

               12.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

               12.5 Payment of Expenses and Taxes; Liability of the Banks. The Company and each other Borrower jointly and severally agree (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement, the Notes and the other Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent (b) to pay or reimburse each Bank, each Issuing Bank and the Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under or arising out of this Agreement, the Notes, the other Loan Documents and any such other documents, or incurred with respect to any challenge to any Letter of Credit, including, without limitation, fees and disbursements of counsel to the Agent, the Issuing Bank and to the several Banks, (c) to pay, indemnify, and hold each Bank, each Issuing Bank and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the Letters of Credit, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Issuing Bank, each Bank and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, the Letters of Credit, the other Loan Documents and any such other documents or instrument relating thereto (all the foregoing, collectively, the "indemnified liabilities"), provided, that the Borrowers shall have no obligation hereunder to the Agent or any Bank with respect to indemnified liabilities arising from
(i) the gross negligence or willful misconduct of the Agent or any such Bank
(ii) legal proceedings commenced against the Agent or any such Bank by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, or (iii) legal proceedings commenced against the Agent or any such Bank by any other Bank or by any Transferee (as defined in Section 12.6). The agreements in this Section shall survive repayment of the Obligations and all other amounts payable hereunder.

               12.6 Successors and Assigns; Participations; Purchasing Banks; Additional Lenders. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Issuing Banks, the Banks, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their respective rights or obligations under this Agreement without the prior written consent of each Bank.

               (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Letter of Credit participated in by such Bank, any Commitment of such Bank or any other interest of such Bank hereunder and under the other Loan Documents. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and the Borrowers, the Issuing Banks and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the other Loan Documents. Each Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note, provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Banks the proceeds thereof as provided in Section 12.7. The Company also agrees that each Participant shall be entitled to the benefits of Sections 4.11, 4.12, 4.13, 4.14 and 12.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

               (c) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to any Bank and, with the consent of the Company, the Agent and each Issuing Bank, which consent shall not be unreasonably withheld, to one or more Eligible Assignees ("Purchasing Banks") all or any part of its rights and obligations under this Agreement and the Notes pursuant to a Commitment Transfer Supplement, executed by such Purchasing Bank, such transferor Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Company and the Agent) and delivered to the Agent for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording, from and after the Transfer Closing Date determined pursuant to such Commitment Transfer Supplement, (x) the Purchasing Bank thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Bank hereunder with a Commitment as set forth therein, and (y) the transferor Bank thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Bank's rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Notes. On or prior to the Transfer Closing Date determined pursuant to such Commitment Transfer Supplement, the Company and each Borrower at the transferor's expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Purchasing Bank in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, if the transferor Bank has retained a Commitment hereunder, a new Note to the order of the transferor Bank in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Bank shall be returned by the Agent to the relevant Borrower marked "canceled".

               (d)      The Agent shall maintain at its address referred to in
Section 12.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, the amount of and L/C Participating Interests of each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, the Agent, each Issuing Bank and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company, each Borrower, or any Bank at any reasonable time and from time to time upon reasonable prior notice.

               (e) Upon its receipt of a Commitment Transfer Supplement executed by a transferor Bank and Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Company and the Agent) together with payment by the Purchasing Bank to the Agent of a registration and processing fee of $2,500, the Agent shall (i) promptly accept such Commitment Transfer Supplement and (ii) on the Transfer Closing Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks, the Issuing Banks and the Borrowers.

               (f) Each Borrower authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Company and its affiliates which has been delivered to such Bank by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Company in connection with such Bank's credit evaluation of the Company and its affiliates prior to becoming a party to this Agreement; provided that such Transferee agrees not to disclose any confidential, nonpublic information delivered to it, except to the extent required by applicable law.

               (g) If, pursuant to this Section, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Agent and the Borrowers) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Company or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent, the Borrowers and the Company) either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Bank, the Agent, the Borrowers and the Company) to provide the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and the Company) a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

               (h) Nothing herein shall prohibit any Bank from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

               12.7 Adjustments; Set-off. (a) If any Bank shall at any time receive any payment of all or part of its Loans or of all or part of its L/C Participating Interest in any Letter of Credit (as to each Bank, its "Exposure"), or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise) (a "Benefitted Bank"), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank's Exposure or interest thereon, such Benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank's Exposure, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company and each Borrower agree that each Bank so purchasing a portion of another Bank's Exposure may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

               (b) In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by a Borrower hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank to or for the credit or the account of such Borrower. Each Bank agrees promptly to notify the Company, the relevant Borrower(s) and the Agent after any such set-off and application made by such Bank, provided, that the failure to give such notice shall not affect the validity of such set-off and application.

               12.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

               12.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               12.10 Integration. This Agreement represents the agreement of the Company, the Borrowers, the Agent and the Banks with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Bank relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

               12.11 Applicability of Covenants. The parties hereto acknowledge that the provisions of Section 7 and Section 8 hereof shall be of no force and effect upon the date (i) the Borrowers shall have cash collateralized all outstanding Letters of Credit (in the case of Letters of Credit, on terms satisfactory to the Required Banks), (ii) no Loans are outstanding, (iii) no other amounts are owing to any Bank or Issuing Bank or the Agent hereunder or under any other Loan Document and (iv) the Commitments are terminated.

               12.12 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

               12.13 Submission To Jurisdiction; Waivers. Each of the Agent, the Issuing Banks, the Banks, the Company and the Borrowers hereby irrevocably and unconditionally:

               (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

               (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

               (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 12.2 or at such other address of which the Agent shall have been notified pursuant thereto;

               (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

               (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

               12.14 Acknowledgements. Each Borrower hereby acknowledges that:

               (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Notes and the other Loan Documents;

               (b) neither the Agent, nor any Issuing Bank nor any Bank has any fiduciary relationship to such Borrower, and the relationship between the Agent, the Issuing Banks and the Banks, on one hand, and the Borrowers, on the other hand, is solely that of debtor and creditor; and

               (c) no joint venture exists among the Agent, the Issuing Banks and the Banks or any of them or among the Borrowers and the Banks.

               12.15 WAIVERS OF JURY TRIAL. THE BORROWERS, THE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY COUNTERCLAIM THEREIN.

               12.16 ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

                                                 DELL COMPUTER CORPORATION


                                                 By: /s/ THOMAS J. MEREDITH
                                                     ---------------------------
                                                     Title: CEO


                                                 DELL PRODUCTS L. P.


                                                 By:  Dell Gen. P. Corp., its
                                                      general partner


                                                      By: /s/ THOMAS J. MEREDITH
                                                          ----------------------
                                                          Title: CEO


                                                 DELL USA L.P.


                                                 By:  Dell Gen. P. Corp., its
                                                      general partner

                                                      By: /s/ THOMAS J. MEREDITH
                                                          ----------------------
                                                          Title: CEO


                                                 DELL MARKETING L.P.

                                                 By:  Dell Gen. P. Corp., its
                                                      general partner


                                                      By: /s/ THOMAS J. MEREDITH
                                                          ----------------------
                                                          Title: CEO


                                                 DELL DIRECT SALES L.P.

                                                 By:  Dell Gen. P. Corp., its
                                                      general partner


                                                      By: /s/ THOMAS J. MEREDITH
                                                          ----------------------
                                                          Title: CEO

                                       CITIBANK, N.A.
                                          as Agent, as an Issuing Bank
                                          and as a Bank


                                       By: /s/ Edward Lettieri
                                           ----------------------------
                                           Title:


                                       BARCLAYS BANK PLC


                                       By: /s/ Richard Lane
                                           ----------------------------
                                           Title: Associate Director


                                       CHEMICAL BANK


                                       By: /s/ Edward de Forest
                                           ----------------------------
                                           Title: Senior Vice President



                                       CREDIT LYONNAIS NEW YORK BRANCH


                                       By: /s/ Rovert Ivosevich
                                           ----------------------------
                                           Title: Senior Vice President


                                       FIRST INTERSTATE BANK OF
                                       TEXAS, N.A.


                                       By: /s/ Scott J. Feigelson
                                           ----------------------------
                                           Title: Vice President


                                       ROYAL BANK OF CANADA


                                       By: /s/ Michael A. Cole
                                           ----------------------------
                                           Title: Manager

                                   EXHIBIT A

               CREDIT AGREEMENT SUPPLEMENT - ADDITIONAL BORROWER


         This CREDIT AGREEMENT SUPPLEMENT (Borrower), dated as of
______________, is by and among __________________, a ___________________
(corporation) (limited partnership) (the "New Borrower"), the several banks and other financial institutions parties to the Credit Agreement (the "Banks"), and Citibank, N.A., as the agent for the benefit of the Banks (the "Agent").

                             W I T N E S S E T H :

         WHEREAS, pursuant to that certain Credit Agreement, dated as of June 10, 1994, (as amended, modified or supplemented from time to time, the "Credit Agreement") among Dell Computer Corporation, a Delaware corporation (the "Company"), its Wholly Owned Subsidiaries parties thereto (together with the Company, the "Borrowers" and individually, a "Borrower"), the Banks, and the Agent, the Banks have agreed to make Extensions of Credit to, and for the benefit of, the Borrowers;

         WHEREAS, the Credit Agreement provides that any Wholly-Owned Subsidiary may become a party to, and a Borrower under, the Credit Agreement by executing and delivering this Supplement and satisfying certain conditions specified below;

         WHEREAS, the Agent and the Banks are willing to permit the New Borrower to become a party to the Credit Agreement on the terms and conditions set forth below;

         WHEREAS, terms not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

         1. Party to Credit Agreement. Upon the date the New Borrower satisfies the conditions precedent contained in paragraph 3 below, the parties hereto acknowledge that the New Borrower shall become a party to, and a Borrower under, the Credit Agreement as if it were an original party thereto.

         2. Representations and Warranties. In order to induce the Agent and the Banks to enter into this Supplement, the New Borrower represents and warrants to the Agent and the Banks that each of the representations and warranties set forth in Section 5 of the Credit

Agreement is true and correct with respect to itself, the provisions of such
Section 5 being incorporated by reference in this Supplement as if set forth in full herein.

       3 .       Conditions.      The  agreement of the Agent and the Banks to
permit the New Borrower to become a party to the Credit Agreement is subject to the following conditions precedent:

                 (a) No Event of Default or Default shall have occurred and be continuing.

                 (b) The Agent shall have received, with a counterpart for each Bank, (endorsements to the Notes, if applicable, and) supplements to the Subsidiaries Guarantee duly executed and delivered by the New Borrower.

                 (c) The Agent shall have received from the New Borrower, with a counterpart for each Bank, the documents and other information specified in Subsections6.1(b), 6.1(c), 6.1(d) and 6.1(g) of the Credit Agreement.

         4. Compliance with Credit Agreement. The New Borrower agrees to comply with all provisions of the Credit Agreement applicable to it as if it were an original party thereto.

         5. Limited Effect. This Supplement shall not constitute an amendment or supplement of any other provision of the Credit Agreement for any purpose except as expressly set forth herein.

         6. Counterparts. This Supplement may be executed by one or more parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         7. Governing Law. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and delivered in New York, New York by their duly authorized officers as of the date and year first above written.

                                        (Name of New Borrower)



                                        By: __________________________________
                                            Title:____________________________

                                        CITIBANK, N.A., as Agent, and a Bank


                                        By: __________________________________
                                            Title:____________________________


                                        (Name of other Banks)


                                        By: __________________________________
                                            Title:____________________________

                                   EXHIBIT B

                                  FORM OF NOTE


$____________                                                 New York, New York
                                                               ___________, 1994


         FOR VALUE RECEIVED, each of the undersigned (collectively, the "Borrowers"; individually, a "Borrower") hereby promise to pay to the order of ________________ (the "Bank") at the office of Citibank, N.A., located at 399 Park Avenue, New York, New York 10043, on the Termination Date in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a) __________________ ($___________) and (b)
the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower pursuant to subsection 2.1 of the Credit Agreement referred to below. Each Borrower further agrees to pay interest in like money on the unpaid principal amount hereof and interest thereon from time to time from the date hereof at the office, on the dates, at the rates and for the periods specified in Sections 2 and 4 of the Credit Agreement.

         The holder of this Note is authorized to record the relevant Borrower, date, Type and amount of each Loan made by the Bank, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and the length of each Interest Period with respect thereto, on the schedules annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which recordation shall constitute prima facie evidence of the accuracy of the information recorded absent manifest error; provided, however, that failure by any holder to make any such recordation on such schedules or continuation thereof shall not in any manner affect any of the obligations of the Borrower to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.

         This Note is one of the Notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of June 10, 1994 (as amended, modified or supplemented from time to time, the "Credit Agreement"; capitalized terms not otherwise defined in this Note shall have the meanings assigned to them in the Credit Agreement) among the Borrowers, the Bank, the other financial institutions parties thereto and Citibank, N.A., as Agent.

         The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for optional and mandatory prepayments on account of principal hereof prior to the maturity hereof on the terms and conditions therein specified.

         THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                                        DELL COMPUTER CORPORATION



                                        By:  __________________________________
                                             Title:____________________________



                                        DELL PRODUCTS L.P.

                                        By:  Dell Gen. P. Corp., its
                                             general partner


                                             By:  _____________________________
                                                  Title: ______________________


                                        DELL USA L.P.

                                        By:  Dell Gen. P. Corp., its
                                             general partner


                                             By:  _____________________________
                                                  Title:_______________________


                                        DELL MARKETING L.P.

                                        By:  Dell Gen. P. Corp., its
                                             general partner


                                             By:  _____________________________
                                                  Title:_______________________

                                        DELL DIRECT SALES L.P.

                                        By:  Dell Gen. P. Corp., its
                                             general partner


                                             By:  _____________________________
                                                  Title:_______________________

                                 Schedule I to
                                    the Note

                        BASE RATE LOANS AND CONVERSIONS
                          AND REPAYMENTS OF PRINCIPAL

Borrower: __________________________

                                                     Amount of
                                                     Base Rate           Amount of
                                                       Loans            Euro-dollar
                                                     Converted             Loans
                                   Amount of         into Euro-          Converted        Amount of       Unpaid
                  Interest         Base Rate           dollar            into Base        Principal      Principal       Notation
    Date           Period             Loan             Loans            Rate Loans         Repaid         Balance        Made By
- - -------------  --------------   ---------------  ------------------  -----------------  -------------  -------------  -------------

                                 Schedule II to
                                    the Note

                        EURODOLLAR LOANS AND CONVERSIONS
                          AND REPAYMENTS OF PRINCIPAL

Borrower: _____________________________

                                                     Amount of
                                                     Base Rate           Amount of
                                                       Loans            Euro-dollar
                 Amount of                           Converted             Loans
                   Euro-                             into Euro-          Converted        Amount of       Unpaid
                  dollar           Interest            dollar            into Base        Principal      Principal       Notation
    Date           Loan             Period             Loans            Rate Loans         Repaid         Balance        Made By
- - -------------  --------------   ---------------  ------------------  -----------------  -------------  -------------  -------------

                                  EXHIBIT C-1

                               COMPANY GUARANTEE


         This COMPANY GUARANTEE, dated as of June 10, 1994, is made by DELL COMPUTER CORPORATION, a Delaware corporation (the "Guarantor"), in favor of Citibank, N.A., as agent (in such capacity, the "Agent") for the several banks and financial institutions (individually, a "Bank" and collectively, the "Banks"; as used herein, the terms "Bank" or "Banks" shall include the "Issuing Banks", as defined in the Credit Agreement referred to below) from time to time parties to the Credit Agreement dated as of June 10, 1994 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Guarantor, the Borrowers (as therein defined) from time to time parties thereto, the Banks, and the Agent.


                             W I T N E S S E T H :

         WHEREAS, pursuant to the Credit Agreement, the Banks have severally agreed to make Extensions of Credit (as defined in the Credit Agreement) to, and/or for the account of, the Guarantor and the Borrowers upon the terms and subject to the conditions set forth therein;

         WHEREAS, the Guarantor owns beneficially, directly or indirectly, all of the issued and outstanding stock of, and/or partnership interests in, the Borrowers;

         WHEREAS, it is a condition precedent to the obligation of the Banks to make their respective Extensions of Credit to, and/or for the account of, the Guarantor and the Borrowers under the Credit Agreement that the Guarantor shall have executed and delivered this Guarantee to the Agent for the ratable benefit of the Banks;

         NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Banks to enter into the Credit Agreement and to induce the Banks to make their Extensions of Credit to, and/or for the account of, the Guarantor and the Borrowers under the Credit Agreement, the Guarantor hereby agrees with the Agent, for the ratable benefit of the Banks, as follows:

         1. Defined Terms. Unless otherwise defined herein, terms which are defined in the Credit Agreement and used herein are so used as so defined. As used herein, the following terms shall have the following meanings:

         "Guarantee" means this Company Guarantee, as amended, supplemented or otherwise modified from time to time.

         "Obligations" shall mean the unpaid principal of and interest on (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all unpaid drawings under the Letters of Credit and all other obligations and liabilities of the Borrowers to the Agent, any of the Issuing Banks or to the other Banks, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, and the other Loan Documents and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agent, any Issuing Bank or to the Banks) or otherwise, in each case relating to any Loans, any Letter of Credit or any Extension of Credit.

         2. Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees to the Agent, for the ratable benefit of the Banks, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. The Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Agent or by the Banks in enforcing, or obtaining advice of counsel in respect of, any of their rights under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrowers may be free from any Obligations. The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Agent or any Bank on account of its liability hereunder, it will notify the Agent and such Bank in writing that such payment is made under this Guarantee for such purpose, but failure to give such notice shall not affect such payment. No payment or payments made by any Borrower or any other Person or received or collected by the Agent or any Bank from any Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments, continue until the Obligations are paid in full and the Commitments are terminated.

         3. Right of Set-off. Upon the occurrence of any Event of Default specified in the Credit Agreement, the Agent and each Bank are hereby irrevocably authorized, to the extent permitted to do so under applicable law, at any time and from time to time without notice to the Guarantor, any such notice being hereby waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Agent or such Bank to or for the credit or the account of the Guarantor, or any part thereof in such amounts as the Agent or such Bank may elect, on account of the liabilities of the Guarantor hereunder and claims of every nature and description of the Agent or such Bank against the Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any Note or otherwise, as the Agent or such Bank may elect, whether or not the Agent or such Bank has made any demand for payment and although such liabilities and claims may be contingent or unmatured. The Agent and each Bank shall notify the Guarantor promptly of any such set-off made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and each Bank under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent or such Bank may have.

         4. No Subrogation, Contribution, Reimbursement or Indemnity. Notwithstanding anything to the contrary in this Guarantee, the Guarantor hereby irrevocably waives all rights which may have arisen in connection with this Guarantee to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including Section 509 thereof, under common law or otherwise) of the Agent or any Bank against any Borrower or against the Agent or any Bank for the payment of the Obligations. The Guarantor hereby further irrevocably waives all contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against any Borrower or any other Person which may have arisen in connection with this Guarantee. So long as the Obligations remain outstanding, if any amount shall be paid by or on behalf of any Borrower to the Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by the Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine. The provisions of this paragraph 4 shall survive the term of this Guarantee and the payment in full of the Obligations and the termination of the Commitments.

         5. Amendments, etc. with respect to the Obligations. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Agent or any Bank may be rescinded by the Agent or such Bank, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agent or any Bank, and the Credit Agreement, any Notes, and other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Agent or the Banks (or the Required Banks, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Agent or any Bank for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Agent nor any Bank shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.

         6. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Agent or any Bank upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee; and all dealings between any Borrower or the Guarantor, on the one hand, and the Agent and the Banks, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or the Guarantor with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement, any other Loan Documents, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Agent or any Bank, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower against the Agent or any Bank, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance. When the Agent is pursuing its rights and remedies hereunder against the Guarantor, the Agent or any Bank may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrowers or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Agent or any Bank to pursue such other rights or remedies or to collect any payments from any Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agent and the Banks against the Guarantor.

         7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Agent or any Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any

Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

         8. Payments. All payments by the Guarantor hereunder in respect of any Obligation shall be made without set-off or counterclaim in United States Dollars at the office of the Agent located at 399 Park Avenue, New York, New York 10043.

         9. Currency Indemnity. (a) The obligation of the Guarantor under this Guarantee to make payments in Dollars (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent to which such tender or recovery shall result in the effective receipt by the Banks of the full amount of the Obligation Currency expressed to be due hereunder. If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency under this Guarantee, the conversion shall be made, at the option of the Agent, at the rate of exchange prevailing on the Business Day immediately preceding the day on which the judgment is given (such Business Day as the case may be, being hereinafter in this paragraph referred to as the "Judgment Currency Conversion Date").

                 (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantor covenants and agrees to pay such additional amounts as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

                 (c) Any amount due from the Guarantor under the foregoing subparagraph will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee.

         10. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         11. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

         12. No Waiver; Cumulative Remedies. Neither the Agent nor any Bank shall by any act (except by a written instrument pursuant to paragraph 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Agent or any Bank, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Agent or any Bank of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Agent or such Bank would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

         13. Waivers and Amendments: Successors and Assigns. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Agent, provided that any provision of this Guarantee may be waived by the Agent in a letter or agreement executed by the Agent or by telex or facsimile transmission from the Agent. This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Agent and the Banks and their successors and assigns.

         14. Integration. This Guarantee represents the agreement of the Guarantor with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Bank relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

         15. GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE GUARANTOR UNDER THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.

                                        DELL COMPUTER CORPORATION



                                        By: _________________________________
                                            Title:___________________________

                                  EXHIBIT C-2

                             SUBSIDIARIES GUARANTEE



         This SUBSIDIARIES GUARANTEE, dated as of June 10, 1994, is by each of the corporations and partnerships that are signatories hereto and each other corporation or partnership that becomes a party hereto by executing and delivering to Citibank, N.A., as the agent (the "Agent") for the ratable benefit of the several banks and financial institutions that from time to time are parties to the Credit Agreement referred to below (collectively, the "Banks", and individually, a "Bank"); as used herein, the term "Banks" shall include the "Issuing Banks" as defined in the Credit Agreement referred to below), a supplement hereto in the form of Exhibit A (collectively, the "Guarantors", and individually, a "Guarantor").


                             W I T N E S S E T H :

         WHEREAS, Dell Computer Corporation, a Delaware corporation (the "Company") and certain of its present and future Wholly- Owned Subsidiaries, including Guarantors (collectively, with the Company, the "Borrowers") are parties to a Credit Agreement, dated as of June 10, 1994 with the Banks and the Agent (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement");

         WHEREAS, pursuant to the terms of the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement), the Banks have agreed to make certain Extensions of Credit (as hereinafter defined) to or for the benefit of the Borrowers;

         WHEREAS, the Company owns directly or indirectly all of the issued and outstanding stock of, and/or partnership interests in, each Guarantor;

         WHEREAS, the proceeds of Extensions of Credit will be used in part to enable the Borrowers to make Valuable Transfers (as hereinafter defined) to each Guarantor in connection with the operation of its business; and

         WHEREAS, the obligation of the Banks to make the Extensions of Credit is conditioned upon, among other things, the execution and delivery by the Guarantors of this Guarantee;

         NOW, THEREFORE, in consideration of the premises and to induce the Banks to enter into the Credit Agreement and to make Extensions of Credit, each Guarantor hereby agrees with and for the benefit of the Agent and the Banks as follows:

         1. Defined Terms. As used in this Guarantee, terms defined in the Credit Agreement are used herein as therein defined, and the following terms shall have the following meanings:

         "Adjusted Net Worth" of any Guarantor shall mean, as of any date of determination thereof, the excess of (i) the amount of the "present fair saleable value" of the assets of such Guarantor as of the date of such determination, over (ii) the amount of all "liabilities of such Guarantor, contingent or otherwise," as of the date of such determination, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

         "Determination Date" shall mean, with respect to any Guarantor, the earlier of (a) the date of commencement of a case under Title 11 of the United States Code in which such Guarantor is a debtor and (b) the date enforcement hereunder is sought with respect to such Guarantor.

         "Extension of Credit" shall mean (i) all Loans made to any Borrower under any Loan Document, (ii) all Letters of Credit issued for the account of any Borrower under any Loan Document, (iii) all other extensions of credit to or for the benefit of any Borrower under any Loan Document and (iv) to the extent not otherwise included in the foregoing, all Obligations.

         "Guarantee" means this Subsidiaries Guarantee, as amended, supplemented or otherwise modified from time to time.

         "Guarantee Supplement" shall mean the Guarantee Supplement substantially in the form of Exhibit A.

         "Maximum Guaranteed Amount" for any Guarantor shall mean, as of the Determination Date for such Guarantor, the sum of (i) an amount equal to the sum of each Extension of Credit (or portion thereof) the proceeds of which are used to make a Valuable Transfer to such Guarantor plus interest on such amount at the rate specified in the Credit Agreement plus (ii) the greater of (I) ninety-five percent (95%) of the Adjusted Net Worth of such Guarantor at the date of the execution of this Guarantee before giving effect to any Extensions of Credit made on such date and (II) ninety-five percent (95%) of the Adjusted Net Worth of such Guarantor at the Determination Date for such Guarantor. For purposes hereof, the proceeds of an Extension of Credit (or portion thereof) are considered to be used to make a Valuable Transfer to a Guarantor if such proceeds are used to (i) make a loan, advance or capital contribution to such Guarantor, (ii) acquire from such Guarantor debt securities or other obligations of such Guarantor, (iii) acquire property, any interest in which is transferred to such Guarantor (but only to the extent of the economic benefit to such Guarantor of the interest so transferred), (iv) purchase equity securities of or partnership interests in, such Guarantor or (v) otherwise confer, directly or indirectly, an economic benefit on such Guarantor (but only to the extent of such benefit).

         "Obligations" shall mean the unpaid principal of and interest on the Loans and all unpaid drawings under the Letters of Credit and all other obligations and liabilities of the Borrowers to the Agent, any of the Issuing Banks or any Bank, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith, and each other obligation and liability, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, of the Borrowers to the Agent or the Banks, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agent, any Issuing Bank or any Bank) or otherwise, in each case relating to any Loan, any Letter of Credit or any Extension of Credit.

         2. Guarantee. (a) Each of the Guarantors hereby jointly and severally, unconditionally and irrevocably, guarantees to the Agent and the Banks and their respective successors, indorsees, transferees and assigns, the prompt and complete payment by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, and each Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Agent or any Bank in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or ail of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee; provided, however, that, anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed such Guarantor's Maximum Guaranteed Amount as determined at the Determination Date for such Guarantor, and provided further, that the Maximum Guaranteed Amount for each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to insolvency of debtors.

         (b) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Guaranteed Amount of such Guarantor or of all of the Guarantors without impairing this Guarantee or affecting the rights and remedies of the Agent and the Banks hereunder.

         (c) No payment or payments made by the Borrowers, any of the Guarantors, any other guarantor or any other Person or received or collected by the Agent or any Bank from the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to its Maximum Guaranteed Amount until the Obligations are paid in full and the Commitments are terminated.

         (d) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Agent or any Bank on account of its liability hereunder, it will notify the Agent in writing that such payment is made under this Guarantee for such purpose, but failure to give such notice shall not affect such payment or increase such Guarantor's Maximum Guaranteed Amount.

         3. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor's right of contribution shall be subject to the terms and conditions of Paragraph 5 hereof. The provisions of this Paragraph 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Agent and the Banks, and each Guarantor shall remain liable to the Agent and the Banks for the full amount guaranteed by such Guarantor hereunder.

         4. Right of Set-off. Upon the occurrence of any Event of Default specified in the Credit Agreement, each Guarantor hereby irrevocably authorizes the Agent and each Bank at any time and from time to time without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Agent or such Bank to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Agent or such Bank may elect, against and on account of the obligations and liabilities of such Guarantor to the Agent or such Bank hereunder and claims of every nature and description of the Agent or such Bank against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, the Notes, or otherwise, as the Agent or such Bank may elect, whether or not the Agent or any Bank has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Agent and each Bank agrees to notify such Guarantor promptly of any such set-off and the application made by the Agent or such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and each Bank under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent or such Bank may have.

         5. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or application of funds of any of the Guarantors by the Agent or any Bank, no Guarantor shall be entitled to be subrogated to any of the rights of the Agent or any Bank against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Agent or any Bank for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder. So long as the Obligations remain outstanding, if any amount shall be paid by or on behalf of any Borrower to any of the Guarantors on account of any of the rights waived in this paragraph, such amount shall be held by such Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Agent in the exact form received by that Guarantor (duly indorsed by the Guarantor to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine. The provisions of this paragraph 5 shall survive the term of this Guarantee and the payment in full of the Obligations and the termination of the Commitments.

         6. Amendments, etc. with respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Agent or any Bank may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agent or any Bank and the Credit Agreement, the Notes and any other collateral security document or any other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Agent and/or any Bank may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Agent or any Bank for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Agent nor any Bank shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any of the Guarantors, the Agent or any Bank may, but shall be under no obligation to, make a similar demand on the Borrowers or any other Guarantor or guarantor, and any failure by the Agent or any Bank to make any such demand or to collect any payments from the Borrowers or any such other Guarantor or guarantor or any release of the Borrowers or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Agent or any Bank against any of the Guarantors. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

         7. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Agent or any Bank upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between any Borrower or any of the Guarantors and the Agent or any Bank shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, the Notes, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Agent or any Bank (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower against the Agent or any Bank, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Agent and any Bank may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Agent or any Bank to pursue such other rights or remedies or to collect any payments from any Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower or any such other Person or any such collateral security guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agent or any Bank against such Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Agent and the Banks, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of each Guarantor under this Guarantee shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Obligations.

         8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Agent or any Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

         9. Payments. All payments by each Guarantor hereunder in respect of any Obligation shall be made without set-off or counterclaim in United States Dollars at the office of the Agent located at 399 Park Avenue, New York, New York 10043.

         10. Currency Indemnity. (a) The obligation of each Guarantor under this Guarantee to make payments in Dollars (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent to which such tender or recovery shall result in the effective receipt by the Banks of the full amount of the Obligation Currency expressed to be due hereunder. If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency under this Guarantee, the conversion shall be made, at the option of the Agent, at the rate of exchange prevailing on the Business Day immediately preceding the day on which the judgment is given (such Business Day as the case may be, being hereinafter in this paragraph referred to as the "Judgment Currency Conversion Date").

         (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Guarantor covenants and agrees to pay such additional amounts as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

         (c) Any amount due from any Guarantor under the foregoing subparagraph will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee.

         11. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         12. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

         13. No Waiver: Cumulative Remedies. Neither the Agent nor any Bank shall by any act (except by a written instrument pursuant to paragraph 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Agent or any Bank, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Agent or any Bank of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Agent or such Bank would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

         14. Waivers and Amendments: Successors and Assigns. None of the terms or provisions of this Guarantee may be waived, amended or supplemented or otherwise modified except by a written instrument executed by each Guarantor and the Agent, provided that any provision of this Guarantee may be waived by the Agent and the Banks in a letter or agreement executed by the Agent or by telex or facsimile transmission from the Agent. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Agent and the Banks and their respective successors and assigns.

         15. Counterparts. This Guarantee may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         16. Integration. This Guarantee represents the agreement of the Guarantors with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Bank relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

         17. GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE GUARANTORS UNDER THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

                                        DELL PRODUCTS L. P.

                                        By:  Dell Gen. P. Corp., its
                                             general partner

                                             By:  ___________________________
                                                  Title:_____________________


                                        DELL USA L.P.

                                        By:  Dell Gen. P. Corp., its
                                             general partner


                                             By:  ___________________________
                                                  Title:_____________________


                                        DELL MARKETING L.P.

                                        By:  Dell Gen. P. Corp., its
                                             general partner


                                             By:  ___________________________
                                                  Title:_____________________


                                        DELL DIRECT SALES L.P.

                                        By:  Dell Gen. P. Corp., its
                                             general partner


                                             By:  ___________________________
                                                  Title:_____________________

                                        DELL GEN. P. CORP.


                                        By:  ________________________________
                                             Title:__________________________


                                        DELL PRODUCTS CORPORATION


                                        By:  ________________________________
                                             Title:__________________________


                                        DELL USA CORPORATION


                                        By:  ________________________________
                                             Title:__________________________


                                        DELL MARKETING CORPORATION


                                        By:  ________________________________
                                             Title:__________________________


                                        DELL DIRECT SALES CORPORATION


                                        By:  ________________________________
                                             Title:__________________________


                                        DELL INTERNATIONAL INCORPORATED


                                        By:  ________________________________
                                             Title:__________________________

                      EXHIBIT A TO SUBSIDIARIES GUARANTEE


         This GUARANTEE SUPPLEMENT, dated as of ___________, is made by __________, a _______ (corporation) (limited partnership) (the "New Guarantor"), in favor of Citibank, N.A., as agent for the ratable benefit of the several banks and other financial institutions from time to time parties to the Credit Agreement referred to below.


                              W I T N E S S E T H


         WHEREAS, pursuant to the Credit Agreement, dated as of June 10, 1994 (as amended, modified or supplemented from time to time, the "Credit Agreement") among Dell Computer Corporation, a Delaware corporation (the "Company"), its Wholly-Owned Subsidiaries parties to the Credit Agreement (together with the Company, the "Borrowers" and individually, "Borrower"), the banks and other financial institutions from time to time parties thereto (the "Banks"; as used herein, the term "Banks" shall include the "Issuing Banks" as defined in the Credit Agreement) and the Agent, the Banks have agreed to make Extensions of Credit (as defined in the Subsidiaries Guarantee) to, and for the benefit of, the Borrowers;

         WHEREAS, pursuant to the Subsidiaries Guarantee, the Guarantors named therein have guaranteed the payment and performance of the obligations of the Borrowers under the Credit Agreement and the Notes;

         WHEREAS, as a condition for the New Guarantor to become a party to, and a Borrower under, the Credit Agreement, the New Guarantor must execute and deliver this Guarantee Supplement;

         WHEREAS, terms not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement;

         NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Banks to permit the New Guarantor to become a party to, and a Borrower under, the Credit Agreement, the New Guarantor agrees with and for the benefit of the Agent and the Banks as follows:

         1. Guarantor under Subsidiaries Guarantee. Upon the execution and delivery by the New Guarantor of this Guarantee Supplement, the New Guarantor shall be deemed to be a Guarantor under the Subsidiary Guarantee as if it were an original party thereto.

         2. Compliance with Subsidiaries Guarantee. The New Guarantor agrees to comply with all the provisions of the Subsidiary Guarantee applicable to it as if it were an original party thereto.

         3. Other Information and Documents. The New Guarantor agrees that it shall deliver to the Agent all information and documents reasonably requested by the Agent to effectuate the provisions of this Guarantee Supplement,

         4. Limited Effect. This Guarantee Supplement shall not constitute an amendment or supplement of any other provisions of the Subsidiaries Guarantee for any purpose except as expressly set forth herein.

         5. GOVERNING LAW. THIS GUARANTEE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         IN WITNESS WHEREOF, the undersigned has caused this Guarantee Supplement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

                                        (Name of New Guarantor)



                                        By:  ________________________________
                                             Title:__________________________

                                   EXHIBIT E

                     FORM OF COMMITMENT TRANSFER SUPPLEMENT


         This COMMITMENT TRANSFER SUPPLEMENT dated as of the date set forth in
Item 1 of Schedule I hereto is among the Transferor Bank set forth in Item 2 of
Schedule I hereto (the "Transferor Bank"), each Purchasing Bank set forth in
Item 3 of Schedule I hereto (each, a "Purchasing Bank"), and CITIBANK, N.A., as agent for the Banks under the Credit Agreement described below (in such capacity, the "Agent").

                              W I T N E S S E T H:

         WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with subsection 12.6 of the Credit Agreement dated as of June 10, 1994 among Dell Computer Corporation (the "Company"), each of its Wholly-Owned Subsidiaries parties thereto (together with the Company, the "Borrowers"), the Transferor Bank and the other financial institutions parties thereto (collectively, the "Banks"; individually, a "Bank") and the Agent (as amended, supplemented or modified from time to time in accordance with the terms thereof, the "Credit Agreement"; terms defined therein being used herein as therein defined);

         WHEREAS, each Purchasing Bank (if it is not already a Bank party to the Credit Agreement) wishes to become a Bank party to the Credit Agreement; and

         WHEREAS, the Transferor Bank is selling and assigning to each Purchasing Bank, rights, obligations and commitments under the Credit Agreement;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Upon receipt by the Agent of ____ counterparts of this Commitment Transfer Supplement to each of which is attached a fully completed Schedule I and Schedule II, and each of which has been executed by the Transferor Bank, each Purchasing Bank and any other Person required by the Credit Agreement to execute this Commitment Transfer Supplement, the Agent will transmit (a) to each Borrower, the Transferor Bank and each Purchasing Bank a Transfer Effective Notice, substantially in the form of Schedule III to this Commitment Transfer Supplement (a "Transfer Effective Notice") and (b) to each Borrower, an executed copy of this Commitment Transfer Supplement. Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the "Transfer Effective Date"), which date shall be the fifth Business Day following the date of such Transfer Effective Notice. From and after the Transfer Effective Date each Purchasing Bank shall be a Bank party to the Credit Agreement for all purposes thereof.

         2. At or before 12:00 Noon, local time on the Transfer Effective Date of the Transferor Bank, each Purchasing Bank shall pay to the Transferor Bank, in immediately available funds, an amount equal to the purchase price, as agreed between the Transferor Bank and such Purchasing Bank (the "Purchase Price"), of the portion being purchased by such Purchasing Bank (such Purchasing Bank's "Purchased Percentage") of the presently outstanding Loans, L/C Participating Interest and other amounts owing to the Transferor Bank under the Credit Agreement and the Notes. Effective upon receipt by the Transferor Bank of the Purchase Price from a Purchasing Bank, the Transferor Bank hereby irrevocably sells, assigns and transfers to such Purchasing Bank, without recourse, representation or warranty, and each Purchasing Bank hereby irrevocably purchases, takes and assumes from the Transferor Bank, such Purchasing Bank's Purchased Percentage of the Commitments and the presently outstanding Loans, L/C Participating Interests and other amounts owing to the Transferor Bank under the Credit Agreement and the Notes together with all instruments, documents and collateral security pertaining thereto.

         3. The Transferor Bank has made arrangements with each Purchasing Bank with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by the Transferor Bank to such Purchasing Bank of any fees heretofore received by the Transferor Bank pursuant to the Credit Agreement prior to the Transfer Effective Date and (ii) the portion, if any, to be paid, and the date or dates for payment, by such Purchasing Bank to the Transferor Bank of fees or interest received by such Purchasing Bank pursuant to the Credit Agreement from and after the Transfer Effective Date.

         4. (a) All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of the Transferor Bank pursuant to the Credit Agreement and the Notes shall, instead, be payable to or for the account of the Transferor Bank and the Purchasing Banks, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

                 (b) All interest, fees and other amounts that would otherwise accrue for the account of the Transferor Bank from and after the Transfer Effective Date pursuant to the Credit Agreement and the Notes shall, instead, accrue for the account of, and be payable to, the Transferor Bank and the Purchasing Banks, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Bank, the Transferor Bank and each Purchasing Bank will make appropriate arrangements for payment by the Transferor Bank to such Purchasing Bank of such amount upon receipt thereof from the Borrower(s).

         5. On or prior to the Transfer Effective Date, the Transferor Bank will deliver to the Agent its Notes. On or prior to the Transfer Effective Date, each Borrower will deliver to the Agent the Notes for each Purchasing Bank and the Transferor Bank in each case in principal amounts reflecting, in accordance with the Credit Agreement, its Commitment (as adjusted pursuant to this Commitment Transfer Supplement). As provided in subsection 12.6 of the Credit Agreement, each such new Note shall be dated the Closing Date. Promptly after the Transfer Effective Date, the Agent will send to each of the Transferor Bank and the Purchasing Banks its new Notes and will send to each Borrower the superseded Notes of the Transferor Bank, marked "Canceled".

         6. Concurrently with the execution and delivery hereof, the Transferor Bank will provide to each Purchasing Bank (if it is not already a Bank party to the Credit Agreement) conformed copies of all documents delivered to such Transferor Bank on the Closing Date in satisfaction of the conditions precedent set forth in the Credit Agreement.

         7. Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time on the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

         8. By executing and delivering this Commitment Transfer Supplement, the Transferor Bank and each Purchasing Bank confirm to and agree with each other and the Agent and the Banks as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interests being assigned hereby free and clear of any adverse claim, the Transferor Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Notes, the Letters of Credit, any other Loan Document or any other instrument or document furnished pursuant thereto; (ii) the Transferor Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Credit Agreement, the Notes, any other Loan Document or any other instrument or document furnished pursuant thereto; (iii) each Purchasing Bank confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in subsection 5.1 (if requested by such Purchasing Banks), the financial statements delivered pursuant to subsection 7.1 (if requested by such Purchasing Banks), if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (iv) each Purchasing Bank will, independently and without reliance upon the Agent, the Transferor Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (v) each Purchasing Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to such Persons, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Section 10 of the Credit Agreement; (vi) each Purchasing Bank appoints and authorizes each Issuing Bank to take such action as an Issuing Bank on its behalf and to exercise such powers under the Credit Agreement as are delegated to such Issuing Bank by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Section 11 of the Credit Agreement; and (vii) each Purchasing Bank agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Bank.

         9. Each party hereto represents and warrants to and agrees with the Agent that it is aware of and will comply with the provision of subsection 12.6(g) of the Credit Agreement.

         10. Schedule II hereto sets forth the revised Commitments and Commitment Percentages of the Transferor Bank and each Purchasing Bank as well as administrative information with respect to each Purchasing Bank.

         11. THIS COMMITMENT TRANSFER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized officers on Schedule I hereto as of the date set forth in Item 1 of Schedule I hereto.

                                                                   SCHEDULE I
                                                                   TO COMMITMENT
                                                                   TRANSFER
                                                                   SUPPLEMENT


                         COMPLETION OF INFORMATION AND
                           SIGNATURES FOR COMMITMENT
                              TRANSFER SUPPLEMENT


Item 1           Date of Commitment          (Insert date of Commitment
                 Transfer Supplement:        Transfer Supplement)

Item 2           Transferor Bank:            (Insert name of Transferor
                                             Bank);

Item 3           Purchasing Bank(s):         (Insert name(s) of Purchasing
                                             Bank(s))

Item 4           Signatures of Parties
                 to Commitment Transfer
                 Supplement:


                                             ___________________________
                                             as Transferor Bank


                                             By:  ______________________
                                                  Title:________________


                                             ___________________________
                                             as Purchasing Bank


                                             By:  ______________________
                                                  Title:________________


                                             ___________________________
                                             as Purchasing Bank



                                             By:  ______________________
                                                  Title:________________

CONSENTED TO AND ACKNOWLEDGED:

DELL COMPUTER CORPORATION


By:  _______________________
     Title:


CITIBANK, N.A., as Agent


By:  _______________________
     Title:


(Consents required only when Purchasing Bank is not already a Bank thereof)

                                                                   SCHEDULE II
                                                                   TO COMMITMENT
                                                                   TRANSFER
                                                                   SUPPLEMENT



                       LIST OF LENDING OFFICES, ADDRESSES
                       FOR NOTICES AND COMMITMENT AMOUNTS


 (Name of Transferor
        Bank)                     Revised Commitment:                 $
                                  ------------------                   ----------

                                  Revised Commitment                            %
                                  ------------------                   ---------
                                  Percentage:
                                  -----------


 (Name of Purchasing
        Bank)                     New Commitment:                     $
                                  ---------------                      ----------

                                  New Commitment Percentage:                    %
                                  --------------------------           ---------





Address for Notices:

___________________________________________________
___________________________________________________
___________________________________________________

Attention:_________________________________________
Telecopier:________________________________________

                                                                  SCHEDULE III
                                                                  TO COMMITMENT
                                                                  TRANSFER
                                                                  SUPPLEMENT


                       FORM OF TRANSFER EFFECTIVE NOTICE

To:   Dell Computer Corporation
      (Name of each of its Wholly-Owned Subsidiaries parties to the Credit Agreement)
      (Name of Transferor Bank)
      (Name of each Purchasing Bank)

      The undersigned, as Agent under the Credit Agreement dated as of June 10 1994 among Dell Computer Corporation (the "Company"), each of its Wholly-Owned Subsidiaries parties thereto (together with the Company, the "Borrowers"), the Banks parties thereto, and Citibank, N.A., as Agent, acknowledges receipt of ________ executed counterparts of a completed Commitment Transfer Supplement, as described in Schedule I hereto. (Note: Terms defined in the attached copy of Schedule I from Commitment Transfer Supplement are used herein as therein defined.)

      1. Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be __________________, 19__ (Insert fifth business day following date of Transfer Effective Notice).

      2. Pursuant to such Commitment Transfer Supplement, the Transferor Bank is required to deliver to the Agent on or before the Transfer Effective Date its Notes.

      3. Pursuant to such Commitment Transfer Supplement, the Borrowers are required to deliver to the Agent on or before the Transfer Effective Date the following Notes, each dated ____________________, 19__ (Insert Closing Date):

      (Describe each new Note for Transferor Bank and Purchasing Bank as to principal amount, payee and type of Note.)

      4. Pursuant to such Commitment Transfer Supplement, each Purchasing Bank is required to pay its Purchase Price to the Transferor Bank at or before 12:00 Noon on the Transfer Effective Date in immediately available funds.


                                             Very truly yours,


Date: __________________                     CITIBANK, N.A., as Agent


                                             By:  ___________________________
                                                  Title:_____________________